Exhibit 10.1

Execution Version

US $719,262,295 SENIOR SECURED TERM LOAN CREDIT FACILITY

Dated as of July 29, 2011

Among

DSS VESSEL II LLC

as Borrower

and

THE INITIAL LENDERS NAMED HEREIN

as Initial Lenders

and

NORDEA BANK FINLAND PLC, NEW YORK BRANCH

as Administrative Agent and Security Agent

and

DNB NOR BANK ASA AND
NORDEA BANK FINLAND PLC, NEW YORK BRANCH,

as Mandated Lead Arrangers

and

DNB NOR MARKETS INC. AND
NORDEA BANK FINLAND PLC, NEW YORK BRANCH

as Bookrunners

i Senior Secured Credit Facility

ii Senior Secured Credit Facility

Schedules

Schedule I	-	Commitments
Schedule II	-	Applicable Lending Offices
Schedule IIIA	-	Collateral Vessels and Vessel Owning Subsidiaries
Schedule IIIB	-	Charter Contracts
Schedule IIIC	-	Collateral Vessels - Date of Build and Builder
Schedule IV	-	Technical Managers and Technical Management Agreements; Commercial Managers and Commercial Management Agreements
Schedule VA	-	Loan Parties; Subsidiaries; Other Affiliates
Schedule VB	-	Organization Chart
Schedule VI	-	Existing Indebtedness; Guaranty Obligations; Disclosed Liens
Schedule VII	-	Disclosed Litigation
Schedule VIII	-	Certain Environmental Matters

Exhibits

Exhibit A	-	Form of Promissory Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D	-	Form of Borrowing Date Opinion of Counsel to the Loan Parties
Exhibit E	-	Form of Guaranty
Exhibit F	-	Form of Assignment of Account
Exhibit G	-	Form of Assignment of Time Charter with Charterer's Consent
Exhibit H	-	Form of Share/Membership Interest Pledge Agreement
Exhibit I	-	Form of Ship Mortgage
Exhibit J	-	Form of Assignment of Insurances
Exhibit K	-	Form of Assignment of Earnings
Exhibit L	-	Form of Assignment of Management Agreement with Manager's Consent
Exhibit M	-	Form of Certificate of Compliance

iii Senior Secured Credit Facility

SENIOR SECURED TERM LOAN CREDIT FACILITY

SENIOR SECURED TERM LOAN CREDIT FACILITY dated as of July 29, 2011 among (i) DSS VESSEL II LLC, a Marshall Islands limited liability company, as borrower (the "Borrower"), (ii) the banks, financial institutions and other institutional lenders (the "Initial Lenders") listed on the signature pages hereof, (iii) NORDEA BANK FINLAND PLC, NEW YORK BRANCH ("Nordea"), as administrative agent and security agent (together with any successor administrative agent and security agent appointed pursuant to Article VII, the "Administrative Agent" or as applicable, the "Security Agent") for the Secured Parties (as hereinafter defined), (iv) DnB NOR BANK ASA ("DnB NOR Bank") and Nordea, as mandated lead arrangers (the "Mandated Lead Arrangers"), and (v) DnB NOR Markets Inc. ("DnB NOR Markets") and Nordea, as bookrunners.

PRELIMINARY STATEMENTS:

(1)         The Borrower has requested that the Lenders extend to the Borrower a Loan in the maximum amount not to exceed the Facility Amount to finance a portion of the purchase price of the acquisition of thirty (30) Vessel Owning Subsidiaries, each of which is the legal and beneficial owner of a Collateral Vessel.

(2)         Subject to the terms and conditions set forth herein, the Lenders agree to lend such amount and extend such credit on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

Article I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01.         Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"Acquisition" means the acquisition by the Borrower of all of the Equity Interests of those Vessel Owning Subsidiaries acquired in accordance with the terms of the Acquisition Agreement.

"Acquisition Agreement" means the Agreement dated July 29, 2011 between, among others, (x) the Sellers on the one hand, and (y) the Parent Guarantor as buyer on the other hand, together with all exhibits and annexes thereto.

"Administrative Agent" has the meaning specified in the recital of parties to this Agreement.

"Administrative Agent's Account" means the account of the Administrative Agent maintained by the Administrative Agent at its office at 437 Madison Avenue, 21st Floor, New York, N.Y. 10022, ABA #026 010 786, Swift Add: NDEAUS3N, Account No. 300030007278532, Attention: Credit Administration Dept., Reference: DSS Vessel II LLC, or such other account as the Administrative Agent shall specify in writing to the Lenders and the Borrower.

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"Advance" means any part of the Loan advanced, or as the context may require, to be advanced pursuant to a Drawdown Notice, and "Advances" means more than one of them.

"Affiliate" means, with respect to any Person, any Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person shall mean the power, direct or indirect, (i) to vote 50% or more of the securities or other interests having ordinary voting power for the election of directors of such Person or of Persons serving a similar function, or (ii) to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

"Agreement" means this Senior Secured Term Loan Credit Facility.

"Applicable Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Applicable Lending Office" opposite its name on Schedule II hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

"Applicable Margin" means 2.75% per annum.

"Approved Broker" shall mean any of H. Clarkson & Co. Ltd, Fearnleys A/S, R.S. Platou Shipbrokers A.S., Braemer Shipping Services plc, Simpson, Spence & Young Ltd., and ACM Shipping Group plc or any other entity that may from time to time be approved by each of the Administrative Agent and the Borrower (and such approval may be withheld by either in its reasonable discretion).

"Asset Disposition" has the meaning specified in Section 5.02(e).

"Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit C hereto.

"Assignment of Account" means the first priority assignment of the Operating Account in favor of the Administrative Agent, substantially in the form of Exhibit F hereto, together with appropriate notices and acknowledgments thereof.

"Assignment of Charter" means each first priority all right, title and interest assignment of a Charter Contract or a future time charter or other similar contract respecting a Collateral Vessel (in the case of any future charter only, of a future charter that meets the criteria set forth in Section 5.01(s)(iii)) granted by the relevant Vessel Owning Subsidiary in favor of the Security Agent, together with (subject to the next following sentence) appropriate notice to and consent of the charterer relating thereto. Notwithstanding the foregoing, with respect to each Charter Contract, if the Borrower acting reasonably concludes (and the Borrower has so advised the Administrative Agent in writing) that such assignment cannot be entered into by the relevant Vessel Owning Subsidiary without violating the terms of the applicable Charter Contract, then the Borrower shall not be obligated to enter into such assignment prior to the making of the relevant Advance; provided, however, in such case immediately after the relevant Advance is made, the relevant Vessel Owning Subsidiary shall seek the consent of the relevant charterer to such

2 Senior Secured Credit Facility

assignment and shall use its reasonable commercial efforts to obtain such consent (and provide notice of such assignment to said charterer) within three (3) months after the Borrowing Date (or, if appropriate, the relevant Subsequent Delivery Date). Each Assignment of Charter shall be substantially in the form of Exhibit G hereto.

"Assignment of Earnings" means each first priority assignment of earnings covering a Collateral Vessel in favor of the Security Agent granted by the relevant Vessel Owning Subsidiary, together with appropriate notice to the relevant charterer and an acknowledgement thereof. Notwithstanding the foregoing, with respect to each Charter Contract, an acknowledgment of the relevant charterer shall be required only to the extent such acknowledgement can be obtained by the Borrower using commercially reasonable efforts within three (3) months after the Borrowing Date (or, if appropriate, the relevant Subsequent Delivery Date). Each Assignment of Earnings shall be substantially in the form of Exhibit K hereto.

"Assignment of Insurances" means each first priority assignment of insurances, together with appropriate notices thereof, consents thereto, and loss payable clauses satisfactory to the Administrative Agent, covering a Collateral Vessel in favor of the Security Agent granted by the relevant Vessel Owning Subsidiary and any Affiliate thereof that has an interest in such insurances, in substantially the form of Exhibit J hereto.

"Assignment of Management Agreement" means each first priority assignment in favor of the Security Agent by the Borrower and/or the relevant Vessel Owning Subsidiary of any Technical Management Agreement or Commercial Management Agreement, or any replacement thereof or any sub-management agreement (to which the Borrower or any Affiliate is a party or to which the Borrower or such Affiliate is required to consent under an existing Technical Management Agreement or existing Commercial Management Agreement), together with appropriate notices and consents thereto, provided such Assignments shall contain subordination and right to terminate those Technical Management Agreements and Commercial Management Agreements in which the relevant Technical Manager or Commercial Manager is an Affiliate of the Borrower, and provided, further, that if the Borrower acting reasonably concludes (and the Borrower has so advised the Administrative Agent in writing) that such assignment cannot be entered into by the relevant Vessel Owning Subsidiary without violating the terms of the applicable Technical Management Agreement or Commercial Management Agreement, then the Borrower shall not be obligated to enter into such assignment prior to the making of the relevant Advance; provided, however, in such case, immediately after the relevant Advance is made, the relevant Vessel Owning Subsidiary shall seek the relevant consent and shall use its reasonable commercial efforts to obtain such consent (and provide notice of such assignment to the relevant Technical Manager or Commercial Manager) within three (3) months after the Borrowing Date (or, if appropriate, the relevant Subsequent Delivery Date). Each Assignment of Management Agreement shall be substantially in the form of Exhibit L hereto.

"Bookrunners" means Nordea and DnB NOR Markets.

"Borrowing Date" means the date on which the conditions precedent set forth in Section 3.02 are satisfied and the first Advance irrevocably is released to the order of the Sellers.

"Break Funding Costs" has the meaning set forth in Section 8.04(c) hereof.

"Business Day" means a day of the year on which banks are not required or authorized by law to close in London, England and New York, New York (for the avoidance of doubt, excluding Saturdays).

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"Capitalization" means the sum of (i) Total Net Debt; plus (ii) Consolidated Net Worth.

"Cash Equivalents" shall mean the following (all of which shall be valued at market value and freely disposable and for the avoidance of doubt none of the following shall be deemed disqualified from being freely disposable by reason of being included in minimum liquidity calculations under this Agreement or other agreements respecting Indebtedness, or being subject to a Lien): (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition and overnight bank deposits of any Lender and certificates of deposit with maturities of one year or less from the date of acquisition and overnight bank deposits of any other commercial bank whose principal place of business is organized under the laws of any country that is a member of the Organization for Economic Cooperation and Development or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having capital and surplus in excess of $200,000,000, (c) commercial paper of any issuer rated at least A-2 by Standard & Poor's Ratings Group or P-2 by Moody's Investors Service, Inc. with maturities of one year or less from the date of acquisition, and (d) additional money market investments with maturities of one year or less from the date of acquisition rated at least A-1 or AA by Standard & Poor's Ratings Group or P-1 or Aa by Moody's Investors Service, Inc.

"Certificate of Compliance" means a certificate executed by the Chief Financial Officer of the Borrower in substantially the form of Exhibit M hereto.

"Change of Control" shall occur if any of the following occurs: (i) any "Person" or "Group" (within the meaning of Sections 13(d) and 14(d) under the Exchange Act, as in effect on the Closing Date), other than either Permitted Holder, is or shall be the "beneficial owner" (as so defined in Rules13(d)-3 and 13(d)-5 under the Exchange Act) of 35% or more on a fully diluted basis of the voting interest in the Parent Guarantor, (ii) any Person other than either Permitted Holder shall have more than 30% Equity Interest in the Parent Guarantor, (iii) any "Person" or "Group" (within the meaning of Sections 13(d) and 14(d) under the Exchange Act, as in effect on the Closing Date), other than either Permitted Holder, shall have obtained the power (whether or not exercised) to elect a majority of the Parent Guarantor's managers or board of directors or similar body or executive committee thereof, (iv) prior to any initial public offering of not less than 20% of the Equity Interest in the Parent Guarantor, either Permitted Holder shall cease to own beneficially, on a fully diluted basis, individually at least 30% of the Equity Interest in the Parent Guarantor, and after any initial public offering of not less than 20% of the Equity Interest in the Parent Guarantor, either Permitted Holder shall cease to own beneficially, on a fully diluted basis, individually at least 20% of the Equity Interest in the Parent Guarantor, or (v) prior to the initial public offering of not less than 20% of the Equity Interest in the Parent Guarantor, unless Majority Lenders consent otherwise, (A) either Permitted Holder is entitled to designate fewer members of the board of directors (or equivalent body) of the Parent Guarantor than the other Permitted Holder is entitled to designate, or (B) the Permitted Holders collectively shall not be entitled to designate a majority of the board of directors (or equivalent body) of the Parent Guarantor, or (C) an action is taken by DSS Holdings GP Limited (x) that adversely affects the Lenders' interests and (y) that is not approved in accordance with the terms of Section 2.5 of the Shareholders' Agreement of DSS Holdings GP Limited as in effect on the date hereof. For the avoidance of doubt, an initial public offering of 20% or more of the Equity Interest in the Parent Guarantor in and of itself shall not constitute a Change of Control.

"Chart" has the meaning set forth in Section 4.01(b)(i) hereof.

4 Senior Secured Credit Facility

"Charter Contract" means any of the existing time charter parties covering a Collateral Vessel set forth in Schedule IIIB, having the charterer (and guarantor, if any), daily hire rate and expiration date described in such Schedule IIIB.

"Closing Date" means the date of this Agreement as set forth on the cover page hereof.

"Collateral" means the Collateral Vessels and all other property of the Borrower and the other Loan Parties securing the Obligations of any of such Loan Parties under any Finance Document.

"Collateral Documents" means the Guaranty, the Ship Mortgages, the Assignment of Account, any Assignment of Charter from time to time, the Assignments of Earnings, the Assignments of Insurances, the Assignments of Management Agreement, the Share/Membership Interest Pledge Agreement, and any other agreement that creates or purports to create a Lien in favor of the Administrative Agent (or the Security Agent) for the benefit of the Secured Parties.

"Collateral Vessels" means the vessels registered in the names of the relevant Vessel Owning Subsidiary as listed on Schedule IIIA hereto, together with the equipment, spares, drawings, plans, specifications (and any intellectual property related to such drawings, plans and specifications), certificates, and warranties relating thereto.

"Commercial Management Agreement" means each of and "Commercial Management Agreements" means collectively, (x) all existing commercial ship management agreements as listed on Schedule IV and (y) any commercial management agreement respecting a Collateral Vessel with an Affiliate of the Borrower (including any Diamond S Management Agreement).

"Commercial Manager" means (x) any manager under a Commercial Management Agreement listed on Schedule IV and (y) any Affiliate of the Borrower (including Diamond S Management) that enters into a Commercial Management Agreement.

"Commitment" means, with respect to any Lender at any time, the amount set forth opposite such Lender's name on Schedule I hereto or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(c) as such Lender's Commitment.

"Confidential Information" means information that any Loan Party furnishes to the Administrative Agent or any other Secured Party in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Administrative Agent or such other Secured Party from a source other than the Loan Parties.

"Consolidated" refers to the consolidation of accounts in accordance with US GAAP.

"Consolidated Net Worth" means at any time, member's equity of the Parent Guarantor and its Consolidated Subsidiaries (including the Borrower) on a consolidated basis determined in accordance with US GAAP.

"Contract Price" means an amount not in excess of the respective purchase price of the Equity Interests in the relevant Vessel Owning Subsidiary as set forth in Schedule IIIA hereto under the heading "Contract Price."

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"Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

"Default Rate" has the meaning specified in Section 2.04(b).

"Diamond S Management" means Diamond S Management LLC, a Marshall Islands limited liability company and Affiliate of the Borrower.

"Diamond S Management Agreement" means any commercial Ship Management Agreement entered into by the Borrower (on behalf of itself and the Vessel Owning Subsidiaries) and Diamond S Management.

"Disclosed Litigation" means any action, suit, investigation, litigation or proceeding as more fully described in Schedule VII hereto.

"DnB NOR Bank" has the meaning specified in the preamble to this Agreement.

"DnB NOR Markets" has the meaning specified in the preamble to this Agreement.

"Dollars" and the "$" sign each means lawful money of the United States.

"EBITDA" means the operating income plus the sum of (a) depreciation expense, (b) amortization expense, and (c) other non cash charges to the extent deducted in calculating operating income, in each case, as reflected in the "Consolidated Statement of Operations" of the Parent Guarantor and its Consolidated Subsidiaries, including the Borrower and the Vessel Owning Subsidiaries, prepared in accordance with US GAAP.

"Eligible Assignee" means (i) a Lender; (ii) a direct or indirect wholly owned Subsidiary of any Lender or of the controlling corporation of such Lender; (iii) any commercial bank, financial institution, or other commercial lender in each case organized under the laws of the United States, or any State thereof having combined capital and surplus in excess of five hundred million dollars ($500,000,000); (iv) any commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, having combined capital and surplus in excess of five hundred million dollars ($500,000,000); and (v) any other commercial bank, financial institution, or other lender agreed to by the Administrative Agent and the Borrower.

"Environmental Affiliate(s)" means any person or entity, the liability of which for Environmental Claims the Borrower or any other Loan Party may have assumed by contract or operation of law.

"Environmental Approvals" has the meaning set forth in Section 5.01(e)(ii) hereof.

"Environmental Claim" has the meaning set forth in Section 4.01(p) hereof.

"Environmental Laws" has the meaning set forth in Section 5.01(e)(i) hereof.

"Equity Interests" means, with respect to any Person, shares of equity interests of (or of membership interests or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of equity interests of

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(or of membership interests or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of equity interests of (or of membership interests or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or of membership interests or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

"ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

"ERISA Affiliate" means any Person that for purposes of Title I and Title IV of ERISA and Section 412 of the Internal Revenue Code would be deemed at any relevant time to be a single employer with any Loan Party pursuant to Section 414(b), (c), (m) or (o) of the Internal Revenue Code or Section 4001 of ERISA.

"ERISA Event" means any of the following events or conditions:

(a) any failure by any Plan to satisfy the minimum funding standards (for purposes of Section 412 of the Internal Revenue Code or Section 302 of ERISA), whether or not waived;

(b) the filing pursuant to Section 412 of the Internal Revenue Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan;

(c) the failure by any Loan Party or ERISA Affiliate to make any required contribution to a Multiemployer Plan that could reasonably be expected to result in a Material Adverse Effect;

(d) the receipt by any Loan Party or ERISA Affiliate from a plan administrator of a determination that any Plan is in “at risk” status (within the meaning of Section 430(i) of the Internal Revenue Code);

(e) the incurrence by any Loan Party or ERISA Affiliate of (i) any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan or (ii) any liability under Title IV of ERISA with respect to the termination of any Plan;

(f) the receipt by any Loan Party or ERISA Affiliate from a plan administrator of (i) any notice concerning the imposition of Withdrawal Liability or (ii) a determination that a Multiemployer Plan is, or is expected to be, in endangered or critical status within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA;

(g) the imposition of any Lien in favor of the PBGC with respect to any Plan or Multiemployer Plan;

(h) the receipt by the any Loan Party or ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan or Multiemployer Plan under Section 4042 of ERISA;

(i) the filing of a notice of intent to terminate a Plan under Section 4041 of ERISA; or

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(j) the occurrence of any event or condition described in Section 4042(a)(1) or 4042(a)(3) of ERISA with respect to any Plan or the receipt by any Loan Party or ERISA Affiliate of notice from a plan actuary or plan administrator of the occurrence of any event or condition described in Section 4042(a)(2) or 4042(a)(4) of ERISA with respect to any Plan.

"Events of Default" has the meaning specified in Section 6.01.

"Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

"Excluded Tax" means, with respect to any Secured Party, any Tax (however denominated) on or based on its overall net income imposed by any Governmental Authority of or in the jurisdiction under the laws of which such Person is incorporated or otherwise organized or in which its principal office is located, or the jurisdiction in which such Secured Party's central management and control are exercised, or (in the case of any Lender) in which its Applicable Lending Office is located.

"Facility" means the senior secured term loan credit facility in an aggregate principal amount not in excess of the Facility Amount.

"Facility Amount" means an amount that is the lower of (x) Seven Hundred Nineteen Million Two Hundred Sixty Two Thousand Two Hundred Ninety-Five United States Dollars (US $719,262,295), or (y) the aggregate amount of the Maximum Sums for the relevant Vessel Owning Subsidiaries that have been purchased by the Borrower in accordance with the terms of the Acquisition Agreement on or prior to the Loan Advance Cut-Off Date.

"Fair Market Value" of a Collateral Vessel at any time shall be the arithmetic mean of two appraisals, not older than 30 days, obtained from two Approved Brokers selected by the Borrower and determined on the basis of a charter-free arm's-length transaction between a willing and able buyer and a willing seller. The Fair Market Value of any Collateral Vessel that is a Total Loss shall be zero; provided, however, that between the occurrence of the event giving rise to such Total Loss and the earlier of (x) 120 days following such Total Loss and (y) the date on which the proceeds of insurance with respect to such Total Loss are received by the Administrative Agent or the Security Agent, the Fair Market Value of any such Collateral Vessel shall be its insured value.

"Fair Market Value Coverage Ratio" has the meaning set forth in Section 5.04(c).

"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

"Fee Letters" means the letter dated June 14, 2011 from the Mandated Lead Arrangers to the Borrower and the letter dated June 14, 2011 from the Administrative Agent to the Borrower (and "Fee Letter" means either of them), each setting out certain fees related to this Agreement referred to in Section 2.03.

"Finance Documents" means this Agreement, the Notes, the Collateral Documents, any Swap Agreement, the Commitment Letter dated as of June 14, 2011 and the Fee Letters.

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"Financing Lease" means any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with US GAAP to be capitalized on a balance sheet of the lessee.

"FRF XII" shall mean First Reserve Fund XII, L.P., any parallel vehicle thereof and their respective alternative investment vehicles (each of which parallel and investment vehicles shall be an Affiliate of First Reserve Fund XII, L.P.), and their Affiliates.

"Governmental Authority" means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self regulatory organization.

"Governmental Authorization" means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

"Guaranteed Liabilities" shall have the meaning set forth in the Guaranty.

"Guaranty" means collectively, the Guaranty executed by (x) the Parent Guarantor on the Closing Date and (y) the Vessel Owning Subsidiaries on the Borrowing Date, or a Subsequent Delivery Date, as the case may be, each in substantially the form of Exhibit E hereto.

"Guaranty Obligation" means, as to any Person (the "guaranteeing person"), any obligation of (i) the guaranteeing person or (ii) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case if such obligation is guaranteeing or in effect guaranteeing any Indebtedness, or leases, dividends or other obligations which are substitutes for or equivalents of Indebtedness (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation of any guaranteeing person shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made and (y) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guaranty Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

"Hedging Bank" means any Lender who has entered into a Swap Agreement with a Loan Party in respect of all or a part of the Loan.

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"IMO" means the International Maritime Organization.

"Indebtedness" of any Person at any date means, without duplication, (a) all indebtedness of such Person for borrowed money (other than current trade liabilities, customer advances and customer deposits incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (b) the portion of the obligations of such Person under Financing Leases included as indebtedness on the balance sheet of such Person in accordance with US GAAP, (c) the portion of the obligations of such Person in respect of acceptances issued or created for the account of such Person included as indebtedness on the balance sheet of such Person in accordance with US GAAP, and (d) all reimbursement or counter indemnity obligations of such Person in respect of amounts already paid under letters of credit, guarantees or similar instruments backing another Person's obligations of the types described in the foregoing clauses (a), (b), and (c).

"Indemnified Taxes" means, with respect to the Administrative Agent, the Lenders or any other Secured Party, all Taxes other than Taxes that are Excluded Taxes with respect to such Person.

"Initial Lenders" has the meaning specified in the preamble to this Agreement.

"Insufficiency" means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

"Insurance Advisor" means BankServe, BankAssure or other independent marine insurance expert nominated by the Administrative Agent.

"Interest Payment Date" means (a) the last day of each Interest Period, and if an Interest Period extends, for any reason, beyond three months' duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months duration been applicable thereto and (b) the Maturity Date.

"Interest Period" means, subject to Section 2.04(a)(ii), each period commencing on the Borrowing Date, or a Subsequent Delivery Date, as the case may be, and ending on the last day of the period selected by the Borrower in accordance with the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower in accordance with the provisions below. The duration of each such Interest Period shall be one, two, three or six months, or such other period as the Administrative Agent (with authorization from all Lenders) may agree as the Borrower may, upon notice received by the Administrative Agent not later than 10:00 A.M. (New York time) on the fourth Business Day prior to the first day of such Interest Period, select; provided, however, that:

(i)          the Borrower may not select any Interest Period that ends after the Maturity Date;

(ii)         whenever the last day of an Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

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(iii)        whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month;

(iv)        not more than five (5) Interest Periods may be outstanding at any one time; and

(v)         if the Borrower fails to choose the duration of an Interest Period in a timely manner, such next following Interest Period shall be three months.

Notwithstanding the foregoing or anything else contained herein to the contrary, until there has been a Successful Syndication (as such term is defined in the Fee Letter from the Mandated Lead Arrangers), each Interest Period shall be of only one month's duration.

"Internal Revenue Code" means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

"Investments" has the meaning set forth in Section 5.02(m) hereof.

"ISM Code" means the International Management Code for the Safe Operation of Ships and for Pollution Prevention as adopted by the IMO, as the same may be amended from time to time.

"Lenders" means the Initial Lenders and each transferee thereof that shall become a party hereto in accordance with the terms of Section 8.07.

"LIBOR" means, for any Interest Period, (a) the rate per annum appearing on Reuters Screen LIBOR 01 page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days before the first day of such Interest Period for a term comparable to such Interest Period; provided that if more than one rate is specified on Reuters Screen LIBOR 01 page (or any successor page), the applicable rate shall be the arithmetic mean of all such rates; (b) if for any reason the rate specified in clause (a) of this definition does not so appear on Reuters Screen LIBOR 01 page, the rate per annum appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days before the first day of the relevant Interest Period for a term comparable to such Interest Period; and (c) if the rate specified in clause (a) of this definition does not so appear on Reuters Screen LIBOR 01 page (or any successor page) and if no rate specified in clause (b) of this definition so appears on Telerate Page 3750 (or any successor page), the interest rate per annum shall be equal to the rate per annum at which deposits in Dollars are offered by the principal offices of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the relevant amount and for a period equal to such Interest Period.

"Lien" means any lien, security interest or other charge or encumbrance of any kind, including, without limitation, the lien or retained security title of a conditional vendor.

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"Loan" means the aggregate amount of the Advances advanced by the Lenders to the Borrower under Section 2.01 or, where the context permits, the aggregate amount of the Advances advanced and for the time being outstanding.

"Loan Advance Cut-Off Date" means the earlier of (x) the date on which the total Facility Amount is drawn down, or (y) October 31, 2011.

"Loan Parties" means the Borrower, the Parent Guarantor and each Vessel Owning Subsidiary.

"Majority Lenders" means at any time Lenders owed or holding greater than 66 2/3% of the sum of the aggregate principal amount of the Loan and undrawn Commitments available at such time.

"Mandated Lead Arrangers" shall mean collectively DnB NOR Bank and Nordea, and any other Person agreed to by the Borrower and the Bookrunners.

"Marine Insurance Broker" means any of (i) Arthur J. Gallagher Risk Management Services, Inc., (ii) Aon, (iii) Marsh or (iv) any other independent marine insurance broker chosen by the Borrower and reasonably acceptable to the Administrative Agent.

"Market Disruption Event" shall have the meaning set forth in Section 2.04(c) hereof.

"Material Adverse Effect" means the existence of one or more events, conditions and/or contingencies that the Administrative Agent or the Majority Lenders shall determine have had, or could reasonably be expected to have, a materially adverse effect (v) on the rights or remedies of the Lenders, or (w) the ability of the Parent Guarantor and the Borrower to consummate the Transaction, including DSS Holdings LP (and its Subsidiaries) raising the required equity and incurring the Indebtedness contemplated hereby, or (x) the ability of the Parent Guarantor, the Borrower and the Vessel Owning Subsidiaries to perform its or their obligations to the Lenders under the Finance Documents, or (y) on the property, assets, business, results of operations, prospects, operations, liabilities or financial condition of the Parent Guarantor, the Borrower or any Vessel Owning Subsidiary, or the Parent Guarantor and its Subsidiaries taken as a whole.

"Materials of Environmental Concern" has the meaning set forth in Section 5.01(e)(i) hereof.

"Maturity Date" means the fifth anniversary of the Closing Date.

"Maximum Sum" means with respect to each Vessel Owning Subsidiary, an amount that is not in excess of the amount set forth opposite such Vessel Owning Subsidiary in the last column of Schedule III A hereof under the heading "Maximum Sum."

"Multiemployer Plan" means, at any relevant time, a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which any Loan Party or ERISA Affiliate has any liability or obligation to contribute or has within any of the six preceding plan years had any liability or obligation to contribute.

"Nordea" has the meaning specified in the recital of parties to this Agreement.

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"Note" means a promissory note dated the Loan Advance Cut-Off Date of the Borrower payable to the order of a Lender in substantially the form of Exhibit A hereto respecting such Lender's Loan, evidencing the aggregate amount of Advances made by such Lender, and any Note issued in partial or whole replacement thereof, in each case as further set forth in Section 2.05(e) hereof.

"Notice of Borrowing" has the meaning specified in Section 2.02(a).

"Obligations" means (a) with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f).

(b) without limiting the generality of the foregoing, the Obligations of any Loan Party under the Finance Documents include (a) the obligation to pay principal, interest (including interest accruing on or after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or any other Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), Break Funding Costs, charges, expenses, fees, costs, attorneys' fees and disbursements, indemnities, amounts due under any Swap Agreement, and other amounts payable by such Loan Party under any Finance Document and the performance by each such Loan Party of its respective agreements, covenants, provisions, and obligations under any Finance Document, (b) the Guaranteed Liabilities, and (c) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party (but no Lender shall be obligated to make such advance or payment).

"Operating Account" means the account opened and maintained by the Borrower with the Administrative Agent to which all funds of the Borrower are credited, including but not limited to (x) proceeds of insurances and claims, (y) the hires, freights, earnings, pool income and others sums payable in respect of a Collateral Vessel, and from which account such Collateral Vessel's operating expenses are deducted, and (z) distributions and dividends to the extent set forth in Section 5.01(r)(v). Notwithstanding the foregoing, any cash collateral posted in accordance with Section 5.04(c) shall not be deposited in the Operating Account but shall be deposited in a separate, blocked account as set forth in Section 5.04(c).

“Other Taxes” means any and all present or future stamp, mortgage, intangible or documentary Taxes or any excise or property Taxes or similar Taxes arising from any payment made under this Agreement or any other Finance Document or from the execution, delivery, performance or enforcement of, or otherwise with respect to, this Agreement or any other Finance Document.

"Parent Guarantor" means Diamond S Shipping III LLC, a Marshall Islands limited liability company.

"Patriot Act" has the meaning set forth in Section 8.11.

"Payment Date" means the date that falls six (6) months after the Borrowing Date and each quarterly date thereafter, and the Maturity Date (subject to the provisions of Section 2.06 hereof).

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"PBGC" means the United States Pension Benefit Guaranty Corporation (or any successor).

"Permitted Holders" shall mean collectively FRF XII and Ross, and "Permitted Holder" shall mean each of FRF XII and Ross individually.

"Permitted Lien" has the meaning set forth in Section 5.02(b)(ii) hereof.

"Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity of whatever nature, or a Governmental Authority.

"Plan" means any employee benefit plan (other than a Multiemployer Plan) that is covered by Section 302 or Title IV of ERISA or Section 412 of the Internal Revenue Code, and with respect to which any Loan Party or ERISA Affiliate is (or, if such plan were terminated, would be deemed, under Section 4069 of ERISA, to be) an "employer" as defined in Section 3(5) of ERISA.

"Pro Rata Share" of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender's Commitment at such time and the denominator of which is the aggregate of all Lender Commitments at such time.

"Qualified IPO" means the initial public offering and listing on an international reputable stock exchange satisfactory to the Administrative Agent and the Majority Lenders (it being understood that New York Stock Exchange, NASDAQ, London Stock Exchange and Oslo Stock Exchange shall be satisfactory) of Diamond S Shipping I LLC or DSS Holdings LP (as the case may be).

"Reference Banks" means Nordea and DnB NOR Bank.

"Register" has the meaning specified in Section 8.07(c).

“Rejected Charter Contracts” means the seven Charter Contracts rejected by Overseas Shipping Group, Inc. and/or its subsidiaries in the Chapter 11 proceedings commenced by such Persons.

"Requirement of Law" means as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Responsible Officer" means the chief executive officer of the Borrower or, with respect to financial matters, the chief financial officer of the Borrower.

"Ross" shall mean W.L. Ross & Co. LLC, any parallel vehicle thereof and their respective alternative investment vehicles (each of which parallel and investment vehicles shall be an Affiliate of W.L. Ross & Co. LLC), and their Affiliates.

"Secured Parties" means the Administrative Agent, the Security Agent, the Lenders, the Mandated Lead Arrangers, the Bookrunners, and the Hedging Banks.

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"Security Agent" means Nordea in its capacity as security agent respecting the Finance Documents, or any successor thereto, in accordance with the terms of Article VII hereof.

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"Sellers" means collectively Cido Holding Co. and Cido Tanker Holding Co.

"Share/Membership Interest Pledge Agreement" means the first priority pledge of all Equity Interests in the Borrower and the Vessel Owning Subsidiaries, in substantially the form of Exhibit H hereto, together with appropriate irrevocable proxies, undated shares/membership interest transfers, undated resignations of all directors or officers of the Person whose interests are pledged (such undated resignations not to be dated or used unless (i) an Event of Default has occurred and is continuing, (ii) the applicable cure period for such Event of Default has expired, and (iii) such Event of Default has not been cured or waived), and certificates evidencing such shares/membership interests.

"Ship Mortgage" means, with respect to any Collateral Vessel, a first priority ship mortgage and related deed of covenants, or equivalent, under the laws and flag of Hong Kong, in favor of the Security Agent, in substantially the form of Exhibit I hereto.

"Solvent" means, with respect to any Person on a particular date, that on such date (a) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (c) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would be unreasonably small in relation to such business or such transaction.

"Stated Amount" means Seven Hundred Fifty Million United States Dollars (US $750,000,000).

"Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate or other entity of which (or in which) more than 50% of (a) the issued and outstanding Equity Interests or other ownership interests having ordinary voting power to elect a majority of the board of directors or a majority of other equivalent managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person (irrespective of whether at the time Equity Interests of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), or (b) the interest in the capital or profits of such limited liability company, partnership or joint venture, or (c) the beneficial interest in such trust or estate, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

"Subsequent Delivery Date" means one or more dates subsequent to the Borrowing Date, but not later than the Loan Advance Cut-Off Date, on which the Equity Interests of one or more Vessel Owning Subsidiaries are acquired by the Borrower, in accordance with the terms of Section 3.03 hereof.

"Swap Agreement" means each and every interest rate swap agreement (executed under the 2002 ISDA Master Agreement form) between a Hedging Bank and the Borrower respecting the Loan or any part thereof.

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"Taxes" means any and all present or future taxes (including, but not limited to, gross receipts, gross or net income, capital, license, franchise, doing business, occupational, sales, turnover, use, consumption, ad valorem, value added, goods and services, recording, and registration taxes), levies, imposts, duties, assessments, deductions, withholdings, fees and other charges imposed by any Governmental Authority or other taxing authority or by any international taxing or regulatory authority (and any and all penalties, fines and interest relating thereto and other additions thereto).

"Technical Management Agreement(s)" means each, and collectively means all, of the technical ship management agreements listed on Schedule IV hereto and any other technical ship management agreement entered into in substitution of any thereof meeting the requirements of Section 5.01(q)(iv).

"Technical Manager" means any entity described in the first sentence of Section 5.01(q)(iv) that is responsible for the technical management of a Collateral Vessel.

"Termination Date" means the earlier of (i) the date on which all amounts due hereunder or under any other Finance Document to any Secured Party are paid in full and the Commitments hereunder are terminated, and (ii) the Maturity Date.

"Total Debt" means, as to the Parent Guarantor and its Consolidated Subsidiaries (including the Borrower) at any time, the aggregate sum (without duplication) of (i) all Indebtedness as reflected on the Consolidated balance sheet of the Parent Guarantor; (ii) all obligations to pay a specific purchase price for goods or services whether or not delivered or accepted, i.e., take or pay and similar obligations which in accordance with US GAAP would be shown on the liability side of the balance sheet, (iii) all net obligations under interest rate agreements, and (iv) all guarantees of non-consolidated entity obligations; provided, however, that balance sheet accruals for future drydock expenses shall not be classified as Total Debt.

"Total Loss" means any of the following events respecting a Collateral Vessel: (x) the actual or constructive total loss of a Collateral Vessel; or (y) the capture, condemnation, confiscation, requisition of use or title, purchase, seizure or forfeiture of, or any taking of title to, a Collateral Vessel.  A Total Loss shall be deemed to have occurred (i) in the event of an actual loss of a Collateral Vessel, at noon Greenwich Mean Time on the date of such loss or if that is not known on the date which such Collateral Vessel was last heard from; (ii) in the event of damage which results in a constructive total loss of a Collateral Vessel, at noon Greenwich Mean Time on the date the relevant Collateral Vessel is declared a constructive total loss; or (iii) in the case of an event referred to in clause (y) above, at noon Greenwich Mean Time on the date on which such event is expressed to take effect by the Person making the same. Notwithstanding the foregoing, if a Collateral Vessel shall have been returned to the applicable Vessel Owning Subsidiary following any capture, requisition or seizure referred to in clause (y) above prior to the date upon which payment is required to be made under Section 2.08 of the Agreement, no Total Loss shall be deemed to have occurred by reason of such capture, requisition or seizure.

"Total Net Debt" means, as to the Parent Guarantor and its Consolidated Subsidiaries (including the Borrower) at any time, the aggregate sum of Total Debt, less cash, and Cash Equivalents.

"US GAAP" has the meaning specified in Section 1.04.

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"Vessel Disposition" means an Asset Disposition respecting any Collateral Vessel as further set forth in Section 5.02(e)(ii).

"Vessel Owning Subsidiary" means each Liberian or Panamanian corporation listed on Schedule IIIA that holds at any time an ownership interest in one or more Collateral Vessels.

"Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

Section 1.02.         Interpretation. (a) All documents and instruments defined herein, or by reference herein, shall mean such documents and instruments as originally executed and delivered, as the same may be amended, supplemented, modified, changed or restated from time to time in accordance with the terms hereof, except where otherwise noted herein.

(b)          All statutes, laws and regulations defined herein, or referenced herein, shall mean such statutes, laws and regulations as amended or re-enacted from time to time.

Section 1.03.         Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."

Section 1.04.         Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles from time to time in effect in the United States ("US GAAP"). Notwithstanding the foregoing, in calculation of the financial covenants set forth in Section 5.04(a) only, all accounting terms relating to operating leases shall be construed in accordance with US GAAP in effect on the date hereof.

Article II

AMOUNTS AND TERMS OF THE LOAN

Section 2.01.         The Loan and Advances.

(a)          The Loan. Subject to the terms of this Agreement, including, but not limited to Section 2.04(a)(ii) hereof, each of the Lenders severally agrees to lend its Pro Rata share of the Loan to the Borrower in one or more Advances on the Borrowing Date, and as appropriate on a Subsequent Delivery Date, provided the total number of Advances shall not exceed three (3). Each Advance shall be in the aggregate amount of the Maximum Sums set forth on Schedule IIIA for the relevant Vessel Owning Subsidiaries, the Equity Interests of which are being purchased by Borrower on the Borrowing Date or such Subsequent Delivery Date. Each portion of the Loan advanced (up to the relevant Maximum Sum relating to the purchase of the Equity Interests of a Vessel Owning Subsidiary) shall constitute an equity contribution by the Borrower to such relevant Vessel Owning Subsidiary. The aggregate amount of the Loan outstanding at any time shall not exceed the Facility Amount.

(b)          Availability Generally. Subject to the provisions of Section 2.04(a)(ii), the availability of the Advance to be made on the Borrowing Date (and of any Advance to be made on any Subsequent Delivery Date) is subject to (i) the satisfaction of the applicable conditions precedent for the Acquisition in accordance with the terms of Sections 3.02 and 3.03, respectively, (ii) confirmation satisfactory to the Administrative Agent that the Borrower has paid (as an equity contribution to the relevant Vessel Owning Subsidiary) to the order of the Sellers an amount equal to the difference between

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(x) the Contract Price and (y) the Maximum Sum of the respective Vessel Owning Subsidiaries to which such Advance relates and (iii) such Advance being requested to be made on or prior to the Loan Advance Cut-off Date.

(c)          Use of Proceeds. The proceeds of the Advances shall be used only to finance up to the difference between (x) the Contract Price and (y) the Maximum Sum of the relevant Vessel Owning Subsidiaries, the Equity Interests of which are being purchased by Borrower partially with the proceeds of such Advance in accordance with the terms of the Acquisition Agreement; provided, however, that the portion of the Advance relating to each such Vessel Owning Subsidiary shall not exceed the amount set forth in Schedule IIIA relating thereto under the heading "Maximum Sum."

(d)          Pro Rata. Lenders shall participate in each Advance ratably according to their respective Commitments.

(e)          No Re-Borrowing. The Borrower may not re-borrow any amounts paid or prepaid hereunder.

Section 2.02.         Making the Advances.

(a)          Each Advance shall be made on notice, given to the Administrative Agent not later than 10:00 a.m. (New York time) on the third Business Day prior to the date of the proposed Advance, and the Administrative Agent shall give to each Lender prompt notice thereof. The notice of the drawing of each Advance (a "Notice of Borrowing") shall be by facsimile, in substantially the form of Exhibit B hereto, specifying therein (i) the requested date of the Advance (which shall be subject to the provisions of Section 2.04(a)(ii)), (ii) the Vessel Owning Subsidiaries to which the Advance relates and the Contract Price and Maximum Sum of each thereof, (iii) the aggregate amount of such requested Advance, (iv) the initial Interest Period(s) for such Advance, and (v) appropriate wire transfer instructions, where the proceeds of such Advance are to be deposited, or alternate disbursement instructions (which shall be acceptable to the Lenders). Each Lender shall, before 11:00 a.m. (New York time) on the date of such Advance, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent's Account, in same day funds, such Lender's ratable portion of the Advance. After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make the Advance available to the Borrower by direct wire transfer of the Advance to Sellers or their order.

The Notice of Borrowing shall be irrevocable and binding on the Borrower. The Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Advance the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender when such Advance, as a result of such failure, is not made on such date.

(b)          Unless the Administrative Agent shall have received notice from a Lender prior to the date on which the Advance is to be made that such Lender will not make available to the Administrative Agent such Lender's ratable portion of such Advance, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Advance in accordance with subsection (a) of this Section 2.02, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative

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Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available by the Administrative Agent to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Advance extended on such date and (ii) in the case of such Lender, at the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute part of such Lender's Advance for purposes of this Agreement.

(c)          The failure of any Lender to make any Advance to be made by it shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the relevant Advance date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on such date.

Section 2.03.         Fees.

(a)          Commitment Fee. The Borrower shall pay to the Administrative Agent, for distribution to the Lenders pro rata in accordance with their respective commitments, a commitment fee (the "Commitment Fee") equal to 40% of the Applicable Margin, per annum, payable in arrears on the Closing Date and on the Loan Advance Cut-Off Date, and calculated on the daily undrawn amount of (x) the Stated Amount from June 14, 2011 to the Closing Date and (y) $719,262,295 from the Closing Date to the Loan Advance Cut-Off Date.

(b)          Other Fees. The Borrower shall pay to the Administrative Agent the other fees specified in the Fee Letters at the time and in the amount specified therein.

(c)          Administrative Agent Fees. The Borrower shall pay to the Administrative Agent the non-refundable annual agency fee specified in a Fee Letter at the time and in the amount specified therein.

Section 2.04.         Interest.Scheduled Interest. (i) The Borrower shall pay interest on the unpaid principal amount of the Loan owing to each Lender from the date the relevant Advance is drawn until such principal amount shall be paid in full, at a rate per annum at all times during each Interest Period equal to the sum of (x) the LIBOR for such Interest Period plus (y) the Applicable Margin. Interest shall be payable on each Interest Payment Date.

(ii)         If so requested by the Borrower in order to facilitate the closing of the Acquisition, the Lenders agree to preposition the proceeds of an Advance at a closing bank agreed by the Borrower and the Lenders. In such event, the date on which the relevant lending office initiates such prepositioning shall be deemed the date on which such Advance is drawn and interest shall accrue from such date.

(b)          Default Interest. If any amount payable under any Finance Document is not paid on the due date thereof, the Borrower shall pay interest on such overdue amount, payable on demand, at a rate per annum ("Default Rate") equal at all times to 2% per annum above the rate per annum calculated in accordance with clause (a) above.

(c)          Market Disruption Rate of Interest. (i) If with respect to any Interest Period (each such event being a "Market Disruption Event"):

(x)          the Administrative Agent (subject to sub-clause 2.04 (c)(iv) below) acting on advice of two or more Lenders having in excess of 50% of the Commitment determines (which determination shall be binding and conclusive on all parties) that, by reason of circumstances

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affecting the London interbank market or any other applicable financial market, adequate and reasonable means do not exist for ascertaining LIBOR for such period; or

(y)          the Administrative Agent (subject to sub-clause 2.04(c)(iv) below) acting on advice of two or more Lenders having in excess of 50% of the Commitment determines (which determination shall be binding and conclusive on all parties) that LIBOR as determined in accordance with the provisions of this Agreement will not adequately and fairly reflect the cost to such Lenders of maintaining or funding their respective Commitments for such Interest Period, then (A) the Administrative Agent shall promptly notify the Borrower and the relevant advising Lenders of such Market Disruption Event, and (B) so long as such circumstances shall continue, each Commitment of a Lender who has given advice of a Market Disruption Event shall bear interest, for each Interest Period, at the cost of funds of such Lender, respectively, for such Interest Period (determined as provided in paragraph (ii) below) plus the Applicable Margin.

(ii)         If the provisions of this Section 2.04(c) are applicable, then each Lender who experiences a Market Disruption Event shall report to the Administrative Agent its cost of funds for each Interest Period as soon as practicable and, in any event, prior to the first day of such Interest Period. The outstanding Loan of each Lender who experiences a Market Disruption Event shall bear interest at the rate notified to the Administrative Agent which expresses such Lender's cost of funds from whatever source it may reasonably select in accordance with its customary practices for such period plus the Applicable Margin. The Administrative Agent shall advise the Borrower and the applicable Lender who experiences a Market Disruption Event (but not any other Lender) of such interest rate respecting such Lender's Loan for the relevant period.

(iii)        The report by any Lender to the Administrative Agent of its cost of funds for any Interest Period shall be conclusive and shall constitute a certification by such Lender that its cost of funds so provided is an accurate and fair calculation of its funding costs for such period and that such assessment has been made on a fair and non-discriminatory basis.

(iv)        For purposes of Section 2.04(c)(i)(x) and (y), in the event that there are two Lenders, the Administrative Agent shall act on the advice of a Lender having at least 49% of the Commitment.

Section 2.05.         Evidence of Debt.Each Lender's Account. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Advance made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)          Administrative Agent Account. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Advance made hereunder and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

(c)          Prima Facie Evidence. The entries made in the accounts maintained pursuant to paragraphs (a) and (b) of this Section 2.05 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to

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maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loan in accordance with the terms of this Agreement.

(d)          Notes. In addition to the foregoing, on the Loan Advance Cut-Off Date, the aggregate outstanding amount of the Loan made by each Lender, at the request of such Lender, may be evidenced by a promissory note payable to such Lender substantially in the form of Exhibit A (each, a "Note"). All Notes initially shall be dated as of the Loan Advance Cut-Off Date and may be replaced in accordance with the terms of Section 2.05(e) and Section 8.07(d).

(e)          Replacement Notes. If any Note becomes mutilated, destroyed, lost or stolen, the Borrower shall, upon the written request of the affected Lender, execute and deliver in replacement thereof a new Note, in the same principal amount, dated the date of the Note being replaced and designated as issued under this Agreement. If the Note being replaced has become mutilated, such Note shall be surrendered to the Borrower. If the Note being replaced has been destroyed, lost or stolen, the affected Lender shall furnish to the Borrower and the Administrative Agent such security or indemnity as may be reasonably required by each of them to hold the Borrower and the Administrative Agent harmless and evidence satisfactory to the Borrower and the Administrative Agent of the destruction, loss or theft of such Note and of the ownership thereof; provided that if the affected Lender is an Initial Lender or an Eligible Assignee, the written notice of such destruction, loss or theft and such ownership and the written undertaking of such Lender delivered to the Borrower and the Administrative Agent to hold harmless the Borrower and Administrative Agent in respect of the execution and delivery of such new Note shall be sufficient evidence, security and indemnity.

Section 2.06.         Scheduled Repayment of the Loan.

(a)          The Borrower shall repay the Loan in nineteen (19) installments, an installment being due on each Payment Date. The first eighteen (18) installments shall each be in a principal amount equal to 2.08333% of the total principal amount of Advances drawn hereunder plus an additional amount equal to the Additional Principal Amount (as defined in Section 2.08(g)), and the nineteenth (19th) installment shall be equal to the outstanding principal amount of the Loan, payable on the Maturity Date, provided that on the Maturity Date, in any event, the Borrower shall repay any remaining unpaid principal amount of the Loan.

(b)          Within five (5) Business Days after the Loan Advance Cut-Off Date, the Administrative Agent shall send to the parties hereto a principal installment repayment schedule setting forth the amount of each principal installment, the Payment Dates respecting each such installment, the Maturity Date and the principal amount repayable on the Maturity Date. Such schedule may be amended or superseded from time to time by a revised schedule distributed by the Administrative Agent to reflect any optional or mandatory prepayment by the Borrower.

Section 2.07.         Optional Prepayments. Upon at least three (3) Business Days' irrevocable prior written notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, the Borrower may prepay the outstanding principal amount of the Loan in whole or in part, from time to time, together with accrued interest to the date of such prepayment on the principal amount prepaid. Any such optional prepayment shall be in an aggregate principal amount of one million dollars or integral multiples of one million dollars (or such lesser amount as is acceptable to the Administrative Agent). Any prepayments not made on the last day of the then existing Interest Period shall be subject to Break Funding Costs with respect thereto in accordance with the terms of Section 2.11(f) hereof. All optional prepayments made under this Section 2.07 shall be applied to principal installments of the Loan in the order of their maturity. Any amounts prepaid may not be redrawn.

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Section 2.08.         Mandatory Prepayments.

(a)          Upon the occurrence of a sale or other disposition of a Collateral Vessel (or of a Vessel Owning Subsidiary) in accordance with the terms of Section 5.02(e)(ii) hereof or a Total Loss of any Collateral Vessel, the outstanding principal amount of the Loan shall be prepaid in an amount equal to the amount described in the next following sentence together with interest thereon to the date of prepayment and Break Funding Costs, if any. The amount prepayble shall be equal to the then aggregate outstanding principal amount of the Loan, multiplied by a fraction, the numerator of which is the Fair Market Value of the relevant Collateral Vessel and the denominator of which is the aggregate of the Fair Market Values of all Collateral Vessels. In the event of a sale or other disposition (not constituting a Total Loss) of a Collateral Vessel, the relevant Loan amount shall be prepaid on the date of such sale or disposition. In the event of a Total Loss, the relevant Loan amount shall be prepaid on the date that is the earlier of (x) 120 days after the date on which such Total Loss occurs or (y) the date on which proceeds of insurance respecting such Total Loss are received by the Administrative Agent.

(b)          Not later than thirty (30) days after the occurrence of a breach of Section 5.04(c) (Minimum Value Clause), the Borrower shall either (i) repay a principal amount necessary to cure such breach or (ii) provide cash collateral (to be deposited with the Administrative Agent in a blocked account pledged to the Administrative Agent) or additional security, reasonably acceptable to the Majority Lenders, in an amount necessary to cure such breach.

(c)          If a Charter Contract is cancelled prior to the expiration date set forth in Schedule IIIB and not replaced within sixty (60) days as further set forth in this subclause 2.08(c), on such sixtieth (60th) day, the Borrower shall prepay the Loan in an amount equal to 10% of the amount set forth in Schedule IIIB opposite the relevant Collateral Vessel under the heading "Maximum Sum", if such payment is due prior to the first installment, and thereafter, adjusted for actual amortizations and/or prepayments, together with interest and Break Funding Costs, if any. Notwithstanding anything to the contrary herein, no mandatory prepayment shall be payable if, within sixty (60) days after such cancellation, the relevant Collateral Vessel becomes subject to a new time charter party with (x) a base rate equal to or greater than that of the cancelled Charter Contract, (y) an expiration date no earlier than that of the cancelled Charter Contract and (z) a charterer reasonably acceptable to the Majority Lenders. If cancellation of a Charter Contract occurs after payment of the first principal installment of the Loan, the amount to be prepaid shall be proportionally reduced to reflect actual amortization of the Loan.

(d)          If a Change of Control occurs, the Borrower shall prepay the Loan in full, together with interest and the amount prepaid and Break Funding Costs, if any, within sixty (60) days after the occurrence of such Change of Control.

(e)          If the Borrower makes any mandatory prepayment in accordance with the terms of this Section 2.08 on a day other than an Interest Payment Date respecting such amounts being prepaid, together with such payment, the Borrower shall pay Break Funding Costs with respect thereto as provided in Sections 2.11(f) and 8.04(c) hereof.

(f)          Mandatory prepayments made in accordance with the terms of this Section 2.08 shall be applied to future principal installments on a pro rata basis.

(g)   Notwithstanding any other provision of this Section 2.08, with respect to and as a remedy for rejection of the Rejected Charter Contracts, on each Payment Date beginning September 30, 2013, the Borrower shall pre-pay the Loan in an amount equal to $744,890 (the “Addiional Principal Amount”).

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Section 2.09.         Increased Costs. If, due to either (i) the introduction of or any change in or in the interpretation, application or administration of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) which compliance was not required as of the Closing Date, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining its Loan or the Facility (excluding for purposes of this Section 2.09 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.12 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office (or any political subdivision thereof)), then the Borrower shall from time to time, within 15 days after demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b)          If any Lender determines (taking into account such Lender's, or its controlling corporation's, policies with respect to capital adequacy) that compliance, which compliance was not required to be put into effect as of the Closing Date, with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's Commitment to lend or loan hereunder and other commitments or loans of such type, then, within 15 days after demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's Commitment to lend or loan hereunder. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

Section 2.10.         Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation, application or administration of any law or regulation after the Closing Date shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Applicable Lending Office to perform its obligations hereunder to make or to continue to fund or maintain its Loan or the Facility hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) any obligations of such Lender to make or to continue to fund or maintain its Loan or the Facility shall terminate and (ii) the Borrower shall prepay all affected portions of its Loan or the Facility on the last day of the then existing relevant Interest Period (if such Lender may lawfully continue to maintain such Loan to such day) or immediately (if such Lender may not lawfully continue to maintain such Loan to such day). Upon any such prepayment, the Borrower shall also pay accrued interest on the amount prepaid and Break Funding Costs, if any, and any other amounts due under Section 8.04(c).

(b)          If any Lender reasonably determines that there has occurred after the Closing Date any adoption of a law, rule or regulation, or change in the interpretation, application or administration thereof, that has made it unlawful, or that any Governmental Authority has asserted after

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the Closing Date that it is unlawful, for any Lender or its applicable Lending Office to determine or charge interest rates based upon LIBOR, then, on notice thereof by such Lender to the Borrower through the Administrative Agent and until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist, (i) any obligations of such Lender to make any portion of its Loan or the Facility available (on which interest would accrue based upon LIBOR) shall be suspended and (ii) each existing affected portion of its Loan shall be continued with an interest rate for each day equal to the sum of (w) the Federal Funds Rate, plus (x) the Applicable Margin, plus (y) such per annum percentage as such Lender reasonably determines will compensate it for its cost of maintaining such portion of its Loan (including lost profits).

Section 2.11.         Payments and Computations. The Borrower shall make each payment hereunder and under any other Finance Document not later than 11:00 a.m. (New York time) on the day when due in Dollars to the Administrative Agent at the Administrative Agent's Account in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest ratably (other than amounts payable pursuant to Section 2.09, 2.10, 2.12 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount (including in accordance with the terms of the Fee Letter) payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under any other Finance Document in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)          The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender or Mandated Lead Arranger is not made when due hereunder or under any other Finance Document, to charge from time to time against any or all of the Borrower's accounts with such Lender any amount so due. Each Lender agrees promptly to notify the Borrower after any such charge against the Borrower's accounts, provided that the failure to give such notice shall not affect the validity of such charge. No Lender shall be obligated to any other Secured Party to effect any such charge and the making of such charge shall be within such Lender's sole discretion.

(c)          All computations of interest based on LIBOR and the Federal Funds Rate and of fees shall be made by the Administrative Agent, or when so provided specifically herein by a Lender, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or other amount is payable. Each determination by the Administrative Agent, or when so provided specifically herein by a Lender, of an interest rate or other amount hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d)          Whenever any payment hereunder or under any other Finance Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of any portion of the Loan to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e)          Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that the Borrower will not make

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such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date, and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

(f)          Whenever the Borrower makes any payment hereunder or under any other Finance Document on a date that is not an Interest Payment Date, the Borrower shall indemnify the Administrative Agent and the Lenders for any Break Funding Costs by reason thereof as further set forth in Section 8.04(c).

Section 2.12.         Taxes. (a)          Any and all payments by the Borrower, or by any other Person on account of any obligation of the Borrower, under this Agreement or any other Finance Document shall be made free and clear of and without deduction for any Taxes, provided that if the Borrower or the Administrative Agent, the Security Agent or any other Loan Party is required by law to deduct any Tax from any such payment, then (i) the Borrower shall pay to the Person entitled to receive such payment such additional amount as is necessary so that after making all required deductions (including deductions applicable to the additional amount payable under this Section 2.12(a)), each Secured Party receives an amount equal to the sum it would have received had no such deduction been made, (ii) the Borrower (or other Person making such payment, as the case may be) shall make such deductions and (iii) the Borrower (or other Person making such payment, as the case may be) shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. If the Borrower pays any additional amount to or for the benefit of a Secured Party pursuant to clause (i) of this Section 2.12(a) with respect to a Tax that is an Excluded Tax with respect to such Secured Party, such Secured Party shall repay such additional amount to the Borrower within fifteen (15) days after receipt of the Borrower's written request therefor. To the extent that a Lender can claim a reduction in or exemption from any Taxes, the Lender shall use commercially reasonable efforts to claim such reduction or exemption.

(b)          The Borrower shall pay any and all Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)          The Borrower shall pay, and shall indemnify each Secured Party for and hold each of them harmless from and against, within fifteen (15) days after written demand therefor, any and all Indemnified Taxes paid or incurred by, or asserted against, such Secured Party arising from or otherwise relating to (i) the Finance Documents or the Collateral, or (ii) the execution, delivery, issuance, acquisition, holding, ownership, transfer, assumption, filing, registration, recording, performance, enforcement, amendment, supplement or other modification of any of the Finance Documents, or (iii) any payment by Borrower or any other Person on account of any obligation of Borrower under the Finance Documents, or (iv) otherwise arising from or relating to the transactions contemplated in the Finance Documents, and any liabilities arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such Taxes or liabilities delivered to the Borrower by a Secured Party (on its own behalf or on behalf of another Secured Party) shall be conclusive absent manifest error.

(d)          As soon as practicable after any payment of any Indemnified Tax by any Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the

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original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment (if available) or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)          Any Lender that is incorporated under the laws of a jurisdiction outside the United States of America and is entitled under the Internal Revenue Code or a treaty to which the United States is a party to an exemption from or reduction of United States federal withholding Tax with respect to payments under this Agreement shall deliver to the Administrative Agent (with a copy to the Borrower), on or before the date on which such Lender makes its initial Advance (or, in the case of a Lender that acquires its interest in the Loan by assignment from another Lender, on or before the effective date of such assignment), and thereafter within fifteen (15) days after receipt of the Administrative Agent's or the Borrower's written request therefor, a completed and executed United States Internal Revenue Service Form W-8BEN (accompanied by a declaration if the Lender claims exemption under Section 881(c) of the Code or applicable successor provision), W-8ECI, W-8EXP or W-8IMY, as applicable (or applicable successor form) unless such Lender ceases to be entitled to claim such exemption or reduction as a result of a change in law, regulation or treaty after the date hereof.

Section 2.13.         Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loan owing to it (other than pursuant to Section 2.09, 2.10, 2.12 or 8.04(c)) in excess of its ratable share of payments on account of the Loan obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Loan owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that (x) if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered and (y) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any amount received by a Lender as consideration for the assignment of or sale of a participation in its Loan or Commitment to any assignee or participant. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 2.14.         Mitigation. If, after the date hereof, the Borrower is required to pay any material additional amount to any Lender under Section 2.09, 2.10(b) or 2.12 (or to any Governmental Authority for the account of any Lender pursuant to Section 2.12), then, if reasonably requested by the Borrower in writing, such Lender shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if, in the opinion of such Lender, such designation (i) would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and (ii) would not subject such Lender to any un-indemnified liability, loss, cost or expense and (iii) would not otherwise be disadvantageous to such Lender. The Borrower shall pay all reasonable costs and expenses incurred by the Administrative Agent or any Lender in connection with any such designation.

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Article III

CONDITIONS PRECEDENT

Section 3.01.         Conditions on Closing Date.   On the Closing Date, the Borrower agrees that the following shall be delivered to the Administrative Agent on behalf of the Lenders:

(a)          A copy of the Acquisition Agreement, and such Acquisition Agreement shall meet the criteria set forth in the Commitment Letter, and the Borrower covenants and agrees that no amendments or modifications thereto shall be made to the Acquisition Agreement that would be materially adverse to the interests of the Secured Parties between the Closing Date and the Borrowing Date;

(b)          This Agreement;

(c)          The Guaranty of the Parent Guarantor;

(d)          A copy of resolutions of the Board of Directors (or equivalent body) of the Parent Guarantor and the Borrower approving entering into the Acquisition, this Agreement and the financing contemplated hereby and in the other Finance Documents, as applicable, duly certified by the Borrower as true, correct and complete; and

(e)          Such fees as shall be due and payable on the Closing Date to any Secured Party.

Section 3.02.         Conditions Precedent on Borrowing Date.   The obligation of each Lender to make its portion of any Advance, is subject to, in the reasonable opinion of the Administrative Agent, the satisfaction of the following conditions precedent, before or on the Borrowing Date or Subsequent Delivery Date, as applicable. The conditions precedent relating to each Vessel Owning Subsidiary must be satisfied for such Vessel Owning Subsidiaries on the date the Advance relating to the Acquisition thereof is remitted to the order of the Sellers pursuant to the terms of the Acquisition Agreement. Notwithstanding the foregoing, or anything contained in this Agreement to the contrary, if the Borrower requests that proceeds of an Advance be prepositioned as described in Section 2.04(a)(ii), the parties hereto recognize and agree that the conditions set forth in this Section 3.02 will not be satisfied except simultaneously with release of such proceeds irrevocably to the Sellers (or their order) by irrevocable payment letter(s) or otherwise in a manner satisfactory to all parties hereto.

(a)          The Administrative Agent shall have received on or before the Borrowing Date the following, each dated on or prior to such date (unless otherwise specified), in form and substance reasonably satisfactory to the Administrative Agent (unless otherwise specified) or, in the case of item (xxx) below, steps satisfactory to the Administrative Agent shall have been taken to cause same to be promptly delivered upon funding, and in sufficient counterparts for each Lender:

(i)          [intentionally omitted]

(ii)         The Guaranty executed by each Vessel Owning Subsidiary.

(iii)        To the extent required, Assignments of Charter (with relevant charterer's consent to the extent obtained by the Borrowing Date as set forth in the definition of "Assignment of Charter") respecting each Charter Contract or written notice of the Borrower that such Assignments would violate the terms of the relevant Charter Contract.

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(iv)         To the extent required, Assignment of Management Agreement respecting each Technical Management Agreement and Commercial Management Agreement set forth in Schedule IV (with consent of manager to the extent obtained by the Borrowing Date as set forth in the definition of "Assignment of Management Agreement") respecting each such Technical and Commercial Management Agreement or written notice of the Borrower that such Assignment would violate such Agreement.

(v)          The Assignment of Account.

(vi)         For each Collateral Vessel, the relevant:

(A) Ship Mortgage (and to the extent, as certified by the Borrower in accordance with Section 7.01(d), required under any Charter Contract respecting such Ship Mortgage or charterer's consent or acknowledgment respecting a Finance Document, the Administrative Agent (or the Security Agent) shall issue a letter of quiet enjoyment in favor of the charterer thereunder in form and substance reasonably satisfactory to the Administrative Agent).

(B) Assignment of Insurances.

(C) Assignment of Earnings (with notice to relevant charterer).

(vii)       The Share/Membership Interest Pledge Agreement, together with all instruments required thereunder.

(viii)      An Officer's Certificate of each Loan Party (or bringdown in the case of the Parent Guarantor and the Borrower) certifying as to and attaching (w) copies of its operating agreement (or other constitutional documents) and of the resolutions of the Board of Directors (or similar body) of each Loan Party approving this Agreement and each other Finance Document to which it is or is intended to be a party and the transactions contemplated thereby and hereby, (x) all other documents evidencing other necessary limited liability company or corporate action, and governmental and other third party approvals and consents, if any, with respect to the Acquisition, this Agreement and each Finance Document to which it is or is intended to be a party, and (y) the names and true signatures of the officers of such Loan Party authorized to sign each Finance Document to which it is or is intended to be a party.

(ix)         A certificate of good standing as to each Loan Party issued by the relevant jurisdiction of formation dated not more than five (5) Business Days or such longer time as the Administrative Agent may agree prior to such date and, as applicable, evidence that each Vessel Owning Subsidiary that owns a Hong Kong flag Vessel is duly qualified to do business in Hong Kong.

(x)          A certificate signed by a Responsible Officer of the Borrower and each other Loan Party, dated such date, in form and substance satisfactory to the Administrative Agent, certifying that (A) the representations and warranties made by each Loan Party contained in each Finance Document to which each Loan Party is a party are correct in all material respects on such date and after giving effect to the transactions contemplated hereby, as though made on and as of such date (other than any such representations or warranties that, by their terms, refer to a date other than such date), (B) each Loan Party is Solvent, (C) no Default has occurred and is continuing immediately before or after giving

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effect to such Advance, and (D) as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party, or to the knowledge of such Loan Party, threatening its existence. Each of the statements set forth in or by reference in the certificate described in the preceding sentence shall be true and correct in all material respects.

(xi)         (A) Evidence that the Permitted Holders shall have invested not less than the sum of (I) (x) Four Hundred Ninety-Five Million Dollars ($495,000,000) minus (y) 38.5246% of the aggregate Contract Prices of the Vessel Owning Subsidiaries not being acquired on the Borrowing Date, plus (II) such other amount (in addition to the Facility Amount) necessary to complete the Acquisition and that such equity amounts have been contributed to the Parent Guarantor, together with a certificate of a Responsible Officer of the Borrower confirming the same.

(B) Evidence that the total cost of the Acquisition shall not exceed (x) the aggregate of One Billion One Hundred Eighty-One Million Seven Hundred Thousand Dollars (US$1,181,700,000) or (y) the aggregate of the Contract Prices listed in Schedule IIIA for each Vessel Owning Subsidiary acquired in such Acquisition plus a commission of 1% (up to $11,700,000) payable to a third party broker.

(xii)      A Notice of Borrowing relating to the Advance to be made on such date.

(xiii)     A certificate of a Responsible Officer of the Borrower confirming that the Borrower is in compliance with the Fair Market Value Coverage Ratio, together with back-up calculations and copies of the relevant appraisals (dated not more than thirty (30) days prior to the Borrowing Date).

(xiv)    (A) A favorable opinion of Seward & Kissel LLP, special counsel for the Loan Parties, in substantially the form of Exhibit D hereto, addressed to the Administrative Agent and the Lenders,

(B) A favorable opinion of Holman Fenwick, special Hong Kong counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.

(C) A favorable opinion of Galindo Arias & Lopez, special Panamanian counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.

(xv)      A favorable opinion of Holland & Knight LLP, special counsel for the Administrative Agent and the Lenders, in form and substance satisfactory to the Administrative Agent (together with a copy of a favorable opinion of Hong Kong counsel to the Administrative Agent addressed to the Administrative Agent).

(xvi)     Copies certified as true, correct and complete by a Responsible Officer of the Borrower of (A) all Charter Contracts set forth in Schedule IIIB and (B) all Technical Management Agreements and Commercial Management Agreements set forth in Schedule IV.

(xvii)    All documents, instruments (including Uniform Commercial Code financing statements), notices, acknowledgments, registrations or similar instruments filed

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or for filing, in appropriate jurisdictions or to be given or made under any applicable law shall have been completed as reasonably requested by the Lenders (but subject to receipt of relevant consent in accordance with the terms of this Agreement in respect of the Assignments of Charter, the Assignments of Management and Assignments of Earnings), so that there shall have been created a valid and perfected assignment or charge in or over the Collateral in effect as of such date in favor of the Administrative Agent.

(xviii)    (A) Since the Closing Date, there shall not have occurred any Material Adverse Effect and (B) no litigation by any entity (governmental or private) shall be pending or threatened with respect to the Acquisition, any Loan Party, this Agreement or the Finance Documents which has had, or could reasonably be expected to have, a Material Adverse Effect, and a Responsible Officer of the Borrower shall have certified to each of the same.

(xix)       (A) Detailed projected Consolidated financial statements of the Parent Guarantor for the five (5) fiscal years commencing immediately after such last quarterly date, which projections shall be prepared and approved by the Parent Guarantor and (B) a Certificate of Compliance executed by the Chief Financial Officer of the Borrower.

(xx)        All necessary governmental approvals and material third party approvals and/or consents in connection with the transactions contemplated by the Acquisition, this Agreement and the Finance Documents shall have been obtained and remain in effect, and there shall not exist any judgment, order, injunction or other restraint prohibiting or imposing material adverse conditions on the transactions contemplated by the Acquisition Agreement and Finance Documents.

(xxi)       All Indebtedness of the Borrower (and all guaranties thereof and security therefor) and any other Loan Party, shall be in compliance with all applicable requirements of law, including Regulations T, U, and X of the United States Federal Reserve Board, and a Responsible Officer of the Borrower shall have certified the same.

(xxii)      A letter from the process agent named in Section 8.15 and in the Guaranty in form and substance satisfactory to the Administrative Agent confirming such process agent's acceptance of its appointment for service of process on all Loan Parties in connection with the Finance Documents.

(xxiii)     All "Know Your Customer" information and documentation under applicable anti-money laundering rules and regulations or the Patriot Act or otherwise, in each case as reasonably requested by the Administrative Agent or any Lender in connection with carrying out and being satisfied with its internal compliance regulations thereunder.

(xxiv)    All fees, costs and expenses then due hereunder or pursuant to the Fee Letters and all other fees, costs and expenses (including without limitation legal fees and expenses) due hereunder shall have been paid in full by the Borrower.

(xxv)     The relevant Borrowing Date shall have occurred not later than the Loan Advance Cut-Off Date.

(xxvi)    A report from the Insurance Advisor that each of the relevant Collateral Vessels and its operations is insured in accordance with the terms hereof and the other

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Finance Documents and is reasonable and necessary for the protection of the interests of the Secured Parties.

(xxvii)   Letter of undertaking, copies of cover notes and loss payable clauses and a letter description of the insurances from the Borrower's Marine Insurance Broker as to insurances covering each relevant Collateral Vessel and stating that such insurances meet the requirements of the Finance Documents, in form and substance reasonably acceptable to the Administrative Agent.

(xxviii)   (x) Evidence that each Collateral Vessel is in class without overdue recommendation affecting class and (y) the power of attorney respecting class records and the written undertaking of the classification society respecting each Collateral Vessel, in each case meeting the requirements of Section 1.22 of the relevant Ship Mortgage.

(xxix)    Evidence that the relevant Vessel Owning Subsidiary is in compliance with the ISM and also with the International Ship and Port Facility Security Code as adopted by the IMO, such evidence being a valid Document of Compliance (being a Document issued to a Technical Manager as evidence of its compliance with the requirements of the ISM Code) duly issued to such Vessel Owning Subsidiary and a valid Safety Management Certificate (being a document issued to a vessel as evidence that the vessel operator and its shipboard management operate in accordance with an approved and structured and documented system enabling the personnel of that Technical Manager to implement effectively the safety and environmental protection policy of that Technical Manager) duly issued to the respective Collateral Vessel pursuant to the ISM Code.

(xxx)     A copy of a transcript of registry satisfactory to the Administrative Agent showing that the applicable Vessel Owning Subsidiary is the registered owner of each Collateral Vessel in the Hong Kong ship registry, free and clear of all recorded liens except the relevant Ship Mortgage.

(xxxi)    (A) A copy of the executed Acquisition Agreement including all schedules and exhibits, certified as true, correct and complete by the Borrower, together with evidence of the consummation of the Acquisition of the relevant Vessel Owning Subsidiaries in accordance with the terms of the Acquisition Agreement (or of consummation simultaneously with release of the proceeds of the initial Advance to the Sellers or their order) and a certification by the Borrower that, to the best of its knowledge, prior to the Borrowing Date the Vessel Owning Subsidiaries shall have been operated in accordance with the terms of the Acquisition Agreement.

(B) Evidence satisfactory to the Administrative Agent that the Equity Interests respecting the Vessel Owning Subsidiaries are being contributed by the Parent Guarantor to the Borrower as an equity contribution, and that the Borrower is the legal and beneficial owner of such Equity Interests.

(xxxii)   All loan obligations, security interests, pledges and charges granted by any Vessel Owning Subsidiary or in respect of any Collateral Vessel, or its insurances or earnings, in each case in favor of any Person other than the Administrative Agent or the Security Agent, shall have been terminated and released, or provision made therefor, all to the reasonable satisfaction of the Administrative Agent.

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(xxxiii)   Following consummation of the Acquisition and the transactions contemplated by the Finance Documents, (i) the Borrower and the Vessel Owning Subsidiaries shall have no outstanding preferred equity, (ii) no Vessel Owning Subsidiaries shall have any outstanding Equity Interests legally or beneficially owned by any Person other than the Borrower, and all such equity shall be owned free and clear of all Liens except in favor of the Administrative Agent or the Security Agent, and (iii) the Borrower and the Vessel Owning Subsidiaries shall have no Indebtedness, Guaranty Obligations, or contingent liabilities, liens, pending or threatened litigation by or against it, except as set forth on Schedules VI and VII hereof (as updated), and the Administrative Agent shall have received a Certificate of a Responsible Officer of the Borrower confirming the foregoing sub-clause (i)-(iii).

(xxxiv)   The transactions contemplated by the Acquisition Agreement and the Finance Documents shall not be in conflict with, or create a default under, any Charter Contract or Technical Management Agreement or Commercial Management Agreement or any other material agreement of the Parent Guarantor, the Borrower or any Vessel Owning Subsidiary (including but not limited to, agreements acquired pursuant to the Acquisition).

(xxxv)    A funds flow memo of the Borrower showing the movements of funds required in order to effect completion of the Acquisition and the transactions contemplated hereby.

(xxxvi)   Schedules VI, VII and VIII shall have been updated to be true and correct as of immediately following the consummation of the Acquisition and the transactions contemplated by the Finance Documents.

Section 3.03.         Conditions Precedent to an Advance on a Subsequent Delivery Date. The obligation of each Lender to make any Advance on a Subsequent Delivery Date shall be subject to the conditions precedent described in Sections 3.01 and 3.02 having been met, and on the Subsequent Delivery Date the following statements shall be true (and each of the giving of the applicable Notice of Borrowing satisfying the requirements of Section 2.02(a) and the acceptance by the Borrower of the proceeds of such Advance shall constitute a representation and warranty by the Borrower that on the date of such Advance such statements are true):

(a)          Representations; No Default. (i) the representations and warranties of any Loan Party contained in each Finance Document in effect or intended to be in effect immediately following such Advance are correct in all material respects on and as of the date of such Advance, before and after giving effect to such Advance and to the application of the proceeds therefrom, as though made on and as of such date other than any such representations or warranties that, by their terms, refer specifically to a date other than the date of such Advance; and

(ii)         no event has occurred and is continuing, or would result from the making of such Advance or from the application of the proceeds therefrom, that constitutes a Default.

(b)          Payment of Contract Price. The Administrative Agent shall have received evidence reasonably satisfactory to it that not less than 38.5246% of the Contract Price of each relevant Vessel Owning Subsidiary being purchased on such Subsequent Delivery Date shall have been paid (as an equity contribution to the relevant Vessel Owning Subsidiary) to the Sellers and that the Contract Price and Maximum Sum for the relevant Vessel Owning Subsidiary are not greater than the respective amounts set forth in Schedule IIIA respectively.

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(c)          Other Conditions Precedent. All the preconditions set forth in Section 3.02 shall have been fulfilled to the reasonable satisfaction of the Majority Lenders as such preconditions are applicable to the Vessel Owning Subsidiary(ies) and Collateral Vessel(s) acquired on such Subsequent Delivery Date.

(d)          Borrower's Certificate. The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower confirming the preconditions set forth in this Section 3.03 (a)-(c) have been met.

(e)          Subsequent Delivery Date. The Subsequent Delivery Date shall have occurred not later than the Loan Advance Cut-Off Date.

Section 3.04.         Conditions Subsequent.

(a)          Charterers' Acknowledgments and Consents. The Borrower agrees that it will use its reasonable commercial efforts to obtain each relevant charterer's acknowledgement of notice of the Assignment of Earnings and consent to Assignment of Charter respecting the relevant Collateral Vessel within three (3) months after the Borrowing Date, provided, however, that the Borrower's failure to obtain such consents after using its reasonable commercial efforts shall not be a breach of this Agreement.

(b)          Managers' Consents. The Borrower agrees that it will use its reasonable commercial efforts to obtain each Technical Manager's and Commercial Manager's consent to the relevant Assignment of Management Agreement within three (3) months after the Borrowing Date.

Article IV

REPRESENTATIONS AND WARRANTIES

Section 4.01.         Representations and Warranties of the Borrower. Except as otherwise explicitly set forth below, on the Borrowing Date or on the relevant Subsequent Delivery Date, as appropriate (and as of the date hereof with respect to the Borrower and the Parent Guarantor only as set forth in Sections 4.01(a), (c) (with respect to this Agreement and the Parent Guaranty only), and (e) (with respect to this Agreement and the Parent Guaranty only) and Section 5.01(v) (i) - (iv) respecting the current state of the named entities as of the date hereof), the Borrower represents and warrants as to itself and each other Loan Party, and in the Guaranty, each other Loan Party represents and warrants, as follows (and each such representation and warranty shall be true, correct and complete both before and immediately after consummation of the Acquisition with respect to the facts at both such times):

(a)          Organization; Qualifications. Each Loan Party (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the Republic of the Marshall Islands or a corporation duly organized, validly existing and in good standing under the laws of the Republic of Liberia or the Republic of Panama, as the case may be, (ii) is duly qualified (or registered or having a registered agent, as appropriate) and in good standing as a foreign limited liability company or corporation, as the case may be, in each jurisdiction other than its jurisdiction of formation or incorporation, as the case may be, in which the conduct of its business requires it to so qualify (and in the case of the Vessel Owning Subsidiaries, to own a Hong Kong flag vessel) except where the failure to so qualify would not constitute a Material Adverse Effect, and (iii) has all requisite limited liability company or corporate power and authority (including, without limitation, all Governmental Authorizations) to own or lease and operate its properties, including the Collateral Vessels, and to carry on its business as now conducted and as proposed to be conducted.

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(b)          Loan Parties; Ownership. (i) Set forth on Schedule VA hereto is a complete and accurate list of all Loan Parties, and the Subsidiaries of each Loan Party, showing (as to each) the jurisdiction of its organization and the percentage ownership interests of each applicable Loan Party in such Subsidiary, or in the case of the Parent Guarantor, the identity and membership interests of its members and of the members of such members or other ownership structure. Set forth on Schedule VB is a copy of the organization chart (the "Chart") showing ownership from Permitted Holders through the Loan Parties. All of the outstanding Equity Interests in each Loan Party have been validly issued, are fully paid and non-assessable and are owned by a Loan Party (or in the case of the Parent Guarantor, by the members of the Parent Guarantor) free and clear of all Liens, except those created under the Finance Documents.

(ii)         As of the date hereof and on the Borrowing Date, the Permitted Holders hold at least 60% of the voting interest and at least 60% of the Equity Interest in the Parent Guarantor. The Chart accurately shows the Equity Interest holdings from and including the Permitted Holders to the Loan Parties. As of the date hereof and on the Borrowing Date, Craig Stevenson (either directly or indirectly) holds 1% of the voting interest and 1% of the Equity Interest in the Parent Guarantor.

(iii)        The Borrower is a wholly owned Subsidiary of the Parent Guarantor, and after acquisition thereof, the Vessel Owning Subsidiaries are the only and wholly owned Subsidiaries of the Borrower. The Equity Interests acquired by the Borrower in any Vessel Owning Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable; immediately after consummation of the relevant part of the Acquisition, the Borrower is the legal and beneficial owner of all Equity Interests in the relevant Vessel Owning Subsidiaries respecting which any part of the Loan has been advanced, free and clear of any Lien, security interest, option or other charge or encumbrance or preferential arrangement, except in accordance with the terms of a Collateral Document.

(c)          Due Authorization, Etc. The execution, delivery and performance by each Loan Party of each Finance Document to which it is or is to be a party, the making of the Advances, the application of proceeds, the consummation of the Acquisition, and repayment of the Loan by the Borrower, and the consummation of the transactions contemplated by the Finance Documents are within each respective Loan Party's limited liability company or corporate powers, as the case may be, have been duly authorized by all necessary limited liability company or corporate action, and do not (i) contravene any Loan Party's limited liability company agreement, articles of incorporation or other constitutional documents, (ii) violate any law, rule, regulation (including, without limitation, Regulations T, U and X of the Board of Governors of the United States Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any agreement respecting Indebtedness, any Charter Contract, any Technical Management Agreement, Commercial Management Agreement, or any other material contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party or any of their properties, or (iv) except for the Liens created under the Finance Documents, result in or require the creation or imposition of any Lien upon or with respect to any Collateral. No Loan Party is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award except to the extent that any such violation, individually or in the aggregate, would not constitute a Material Adverse Effect.

(d)          Governmental Notices. Except for (x) any Ship Mortgage recording requirements under the laws of Hong Kong or Panama, as the case may be, and (y) the filing of Uniform Commercial Code Financing Statements in the District of Columbia and precautionary statements in the

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State of Connecticut, no Governmental Authorization, and no notice to or filing with or consent of, any Governmental Authority or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Finance Document to which it is or is to be a party, (ii) the grant by any Loan Party of the Liens intended to be granted by it pursuant to the Collateral Documents or the validity of such Liens, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (iv) the exercise by the Administrative Agent or the Security Agent or any Lender of its rights under the Finance Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents. On the Borrowing Date, all recording requirements in Hong Kong or Panama, as the case may be, shall have been met; on the Borrowing Date, all appropriate Uniform Commercial Code Financing Statements shall have been filed.

(e)          Enforceability. This Agreement has been, and each other Finance Document when delivered hereunder at the time of delivery thereof will have been, duly authorized, executed and delivered by each Loan Party thereto. This Agreement is, and each other Finance Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party thereto, enforceable against such Loan Party in accordance with its terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law) but not excepting fraudulent conveyance laws.

(f)          Litigation. There is no action, suit, investigation, litigation, or arbitration, or proceeding affecting any Loan Party or any Collateral Vessel, including any Environmental Claim, pending or threatened before any Governmental Authority or arbitrator that (i) would constitute a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Finance Document or the consummation of the transactions contemplated by any Finance Document or (iii) relates to any Charter Contract, Technical Management Agreement or Commercial Management Agreement. As of the Closing Date, except for the Disclosed Litigation set forth on Schedule VII, there is no action, suit, investigation, or arbitration, litigation or proceeding affecting any Loan Party or any Collateral Vessel, including any Environmental Claim, pending or to the Borrower's knowledge threatened before any Governmental Authority or arbitrator.

(g)          Financial Statements. (i) The projections delivered in accordance with the terms of Section 3.02(a)(xix)(C) and Section 5.01(h)(iv) have been prepared by the Borrower in good faith. All such projections have been prepared in accordance with US GAAP applied consistently throughout the periods.

(ii)         Since the Closing Date, there has been no event or circumstance that, individually or in the aggregate with other events or circumstances, has constituted or would reasonably be expected to constitute a Material Adverse Effect.

(h)          No Untrue Statements. No written information, other than information related to general economic and industry conditions, furnished by or on behalf of any Loan Party to the Administrative Agent or any other Secured Party in connection with the negotiation and syndication of the Finance Documents or pursuant to the terms of the Finance Documents contained or will contain as of the date made any untrue statement of a material fact or omitted or will omit to state a material fact, when taken as a whole, necessary to make the statements made therein not misleading.

(i)          No Margin Stock. No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Advance will be used to purchase or carry any margin stock, or to refund Indebtedness originally incurred to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any margin stock.

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(j)          No "Investment Company". No Loan Party is an "investment company" as such terms is defined in the United States Investment Company Act of 1940, as amended.

(k)          No Restriction. No Loan Party is a party to any indenture, loan, secured or unsecured credit facility or any lease or other agreement or instrument or subject to any commercially unreasonable restriction under its limited liability company agreement, or articles of incorporation, as the case may be, or any other constitutional documents applicable to it or under Marshall Islands, Liberian or Panamanian limited liability company or corporation law that would constitute a Material Adverse Effect.

(l)          Security Perfection - Borrowing Date. As of the Borrowing Date, the Administrative Agent (or the Security Agent) will have a perfected security interest in the Collateral related to each respective Vessel Owning Subsidiary acquired under the Acquisition Agreement as of the Borrowing Date described in each subclause below upon the taking of the action described therein, and such action will have been taken by the Borrower on behalf of the Administrative Agent (or the Security Agent) as of the Borrowing Date: (i) each Ship Mortgage upon its due receipt for recording and due recording with the relevant authorities, will constitute a valid first priority ship mortgage on the applicable Collateral Vessel pursuant to the laws of Hong Kong in favor of the Security Agent; (ii) each Assignment of Insurances in connection with the applicable Collateral Vessel upon notice having given to each underwriter and the loss payable clauses satisfactory to the Administrative Agent having been delivered to the underwriters and the Administrative Agent's interest in all the insurances in connection with such Collateral Vessel having been duly endorsed on the insurances; (iii) each Assignment of Earnings in connection with the applicable Collateral Vessel upon notice thereof having been given to each charterer under a Charter Contract as account debtor thereunder; (iv) each Assignment of Charter in connection with the applicable Collateral Vessel upon notice having been given to the charterer and a consent having been received from such charterer to such Assignment; (v) the Operating Account upon physical possession of such account by the Administrative Agent (or the Security Agent) and the filing of Uniform Commercial Code Financing Statements in the District of Columbia and as a precautionary matter, the State of Connecticut; (vi) the Equity Interests in the Borrower and each Vessel Owning Subsidiary upon receipt by the Administrative Agent (or the Security Agent) of (w) an original stock/membership interest certificate reflecting the Equity Interests in the Borrower and each Vessel Owning Subsidiary, (x) an Equity Interest transfer power in respect of the Equity Interests in the Borrower and each Vessel Owning Subsidiary; ( y) irrevocable proxies in respect of the Borrower and each Vessel Owning Subsidiary, and (z) undated resignations from the officers of the Borrower and each Vessel Owning Subsidiary (such undated resignations not to be dated or used unless (i) an Event of Default has occurred and is continuing, (ii) the applicable cure period for such Event of Default has expired, and (iii) such Event of Default has not been cured or waived), and (vii) any Technical Management Agreement and Commercial Management Agreement in connection with each Collateral Vessel, upon notice to each respective Commercial Manager and Technical Manager, and consent of such Manager, to such assignment; and in the case of each of the items listed in sub-paragraphs (l) (i) through (vii), upon the filing of Uniform Commercial Code Financing Statements in the State of Connecticut (precautionary) and in the District of Columbia naming as debtor, as appropriate, the Borrower and the relevant Vessel Owning Subsidiary.

(m)          Security Perfection - Subsequent Delivery Date. Upon any Subsequent Delivery Date, the Facility Agent will have a perfected security interest in the Collateral respecting the Vessel Owner Subsidiary and Collateral Vessel acquired on such date upon the satisfaction of each of the items in subclauses (i)-(vii) of Section 4.01(l) with respect to such Vessel Owning Subsidiary and Collateral Vessel respectively.

(n)          Pari Passu. This Agreement and the Facility and the Obligations of the Borrower and the other Loan Parties hereunder and under the Finance Documents shall rank at least pari passu in right of payment with all present and future Indebtedness of the Borrower and such other Loan Parties

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(except for mandatory obligations preferred by law and the obligations of the Borrower under any Swap Agreement which shall be subordinate under Section 6.03 (application of proceeds only) to the rights of the Lenders under this Agreement and the related Collateral Documents).

(o)          No Winding Up. No Loan Party has adopted any resolution, or taken any other steps, to effectuate its winding up or dissolution. Each Loan Party is, individually and together with its Subsidiaries, Solvent.

(p)          Environmental. (i) Neither the Borrower nor any Environmental Affiliate thereof has received any notice with respect to it or any Collateral Vessel of any claim, action, cause of action, investigation or demand by any person, entity, enterprise or Governmental Authority, alleging potential liability for, or a requirement to incur, material investigator costs, cleanup costs, response and/or remedial costs (whether incurred by a governmental entity or otherwise), natural resources damages, property damages, personal injuries, attorneys' fees and expenses, or fines or penalties, in each case arising out of, based on or resulting from (1) the presence, or release or threat of release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by such person, or (2) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or Environmental Approval ("Environmental Claim") to the extent in each case that would constitute a Material Adverse Effect; and (ii) there are no presently existing circumstances that may prevent or interfere with such compliance in the future; and (iii) except as disclosed in Schedule VIII, to the Borrower's or any other Loan Party's knowledge after due investigation there is no Environmental Claim pending or threatened against the Borrower or any Environmental Affiliate thereof or with respect to any Collateral Vessel and there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that could form the basis of any Environmental Claim against such persons or any Collateral Vessel, in each case the adverse disposition of which would constitute a Material Adverse Effect.

(q)          Tax Returns; No Withholding Tax. Each Loan Party has duly filed all Tax returns, reports and other documents relating to Taxes required by applicable law to be filed by or with respect to it and has duly paid all Taxes due and payable by or with respect to it, except to the extent that the failure to do so would not (individually or in the aggregate) result in a Material Adverse Effect. No Tax imposed by any Governmental Authority in the United States of America, the Republic of the Marshall Islands, the Republic of Liberia, or the Republic of Panama is (or, subject to any change in applicable law after the date hereof, will be) required to be deducted or withheld from or with respect to any amount payable by the Borrower or any other Loan Party under any Finance Document.

(r)          Good Title. Each Loan Party has, or will have as of the Borrowing Date, of each respective Collateral Vessel, good and marketable title to its personal property and assets (including any Collateral Vessel owned or to be owned by such Loan Party and related Collateral) free and clear of all Liens and encumbrances, in each case, other than Permitted Liens.

(s)          Indebtedness and Guaranty Obligations. Set forth on Schedule VI hereto is a complete and accurate list of all existing Indebtedness and Guaranty Obligations, in each case, of any Loan Party, showing the obligor and the principal amount outstanding thereunder.

(t)          ERISA.

(i)          Each Plan has been operated and administered in compliance with all applicable requirements of ERISA, and, if intended to qualify under Section 401(a) or 403(a) of the Internal Revenue Code, in compliance with all applicable requirements of such provisions except

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where the failure to do so, taking all instances in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(ii)         Full payment has been made by the Borrower or any ERISA Affiliate of all minimum amounts that such entities are required to pay under the terms of each Plan and Multiemployer Plan except where the failure to so comply, taking all instances in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(iii)        No ERISA Event has occurred or is reasonably expected to occur, except where such occurrences, taking all instances in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(iv)        Neither the Borrower nor any ERISA Affiliate maintains or contributes to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA or other similar law) or any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a plan the obligations with respect to which, when taken together with the projected contributions thereto reflected in the projections and pro forma financial information previously delivered to Lenders, could not reasonably be expected to result in a Material Adverse Effect.

(v)         No Plan maintained by the Borrower or any ERISA Affiliate is underfunded (based on the present value of all accumulated benefit obligations thereunder) except to the extent that the aggregate amount of underfunding with respect to all such Plans, when taken together with the projected contributions thereto reflected in the projections and pro forma financial information previously delivered to Lenders, could not reasonably be expected to result in a Material Adverse Effect.

(u)          Collateral Vessels. (i) Set forth on Schedule IIIA or Schedule IIIC, as the case may be, hereto is a complete and accurate list of all names of Vessel Owning Subsidiaries, jurisdiction of formation, name of Collateral Vessel owned by each, flag of each Collateral Vessel, Contract Price to be paid for each Vessel Owning Subsidiary, Maximum Sum and date of build and builder of each Collateral Vessel, relating to each Vessel Owning Subsidiary to be lent by the Lenders, as of the respective Borrowing Date. Each such Collateral Vessel is and will remain duly registered in the name of the respective Loan Party indicated on Schedule IIIA as shipowner under the laws and flag of Hong Kong.

(ii)         Each Loan Party that owns a Collateral Vessel is qualified to own such Collateral Vessel under the laws of Hong Kong.

(iii)        As of the Borrowing Date, each Collateral Vessel will comply with the provisions of the applicable Ship Mortgage regarding classification.

(v)         No Charters Subject to an Assignment. There are no Charter Contracts and no other time charters or other contracts respecting a Collateral Vessel, in each case required by the terms of this Agreement to be the subject of an Assignment of Charter, that have not been assigned to the Administrative Agent (or the Security Agent).

(w)        Loan Parties' Representations. The representations and warranties given by any Loan Party contained in any Finance Document are true, correct and complete when made.

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(x)          Proceeds. The proceeds of the Advances will be used only as set forth in Section 2.01(c) hereof. The true, correct and complete Contract Price respecting each Vessel Owning Subsidiary is set forth on Schedule IIIA under the heading "Contract Price.

(y)          No Money Laundering. In relation to the terms of this Agreement and the other Finance Documents and the performance and discharge of its Obligations and liabilities under this Agreement or any other Finance Document and the Transactions contemplated by the Finance Documents, each of the Borrower and the other Loan Parties is acting for its own account, and the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented to combat money laundering, including but not limited to such law, official requirement or other regulatory measure or procedure under the Patriot Act, any European Union law, or other applicable law.

(z)          Charter Contracts. Schedule IIIB lists accurately the Charter Contract and the charterer (and, if any, charterer guarantor) respecting each Collateral Vessel. A copy of each Charter Contract delivered to the Administrative Agent on the Borrowing Date is true, correct and complete, remains in full force and effect, and to the best knowledge of the Borrower, has not been cancelled, repudiated or terminated by the parties thereto immediately after consummation of the Acquisition, and to the best of the Borrower's knowledge there are no defaults under any thereof.

(aa)         Technical Management Agreements and Commercial Management Agreements.

(i)          Schedule IV lists accurately each Technical Manager and related Technical Management Agreement respecting each Collateral Vessel in existence on the Borrowing Date. A copy of each Technical Management Agreement delivered to the Administrative Agent on the Borrowing Date is true, correct and complete and remains in full force and effect, and to the best knowledge of the Borrower, has not been cancelled, repudiated or terminated by the Parties thereto immediately after consummation of the Acquisition, and to the best knowledge of the Borrower, there are and will be no defaults under any thereof.

(ii)         Schedule IV lists accurately each Commercial Manager and related Commercial Management Agreement respecting each Collateral Vessel in existence on the Borrowing Date. A copy of each Commercial Management Agreement delivered to the Administrative Agent is true, correct and complete and remains in full force and effect, and to the best knowledge of the Borrower, has not been cancelled, repudiated or terminated by the parties thereto (immediately after consummation of the Acquisition), and to the best knowledge of the Borrower there are no defaults under any thereof.

(bb)         Place of Business. None of the Loan Parties has any place of business located in the United States of America other than the offices located in Greenwich, Connecticut. None of the Loan Parties is a "Resident Legal Person" of the Republic of Liberia (as such term is defined in "An Act to Repeal Commercial and Bankruptcy Law, Title 7 of the Liberian Code of Laws Revised and to Enact in Lieu Thereof the Liberian Commercial Code, Title 7 of the Liberian Code of Laws Revised").

(cc)         Maintenance of Properties and Insurance. Each of the Insurances described in Section 5.01(f) of this Agreement, as applicable, is in full force and effect, and the properties described in Section 5.01(j) of this Agreement are maintained and preserved as set forth in such Section 5.01(j).

(dd)         Consents, Approvals, Licenses and Permits. All material consents, approvals (including governmental approvals, licenses and permits) relating to the consummation of the Acquisition

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and the transactions contemplated by the Finance Documents have been obtained by each Loan Party as applicable to it to the extent such are required on or prior to the date this representation is made or deemed repeated.

(ee)         Compliance with Laws. Each Loan Party is and shall be in material compliance with all applicable laws and regulations including but not limited to Environmental Laws as described in Section 5.01(e) of this Agreement and margin regulations as described in Section 4.01(i) of this Agreement except as any failure to so comply would not constitute a Material Adverse Effect.

(ff)         Ross Investment. As of the Borrowing Date, DSS Holdings LP has received net cash proceeds (or commitments to invest from investors respecting Vessel Owning Subsidiaries not acquired on such Borrowing Date but anticipated to be acquired on a Subsequent Closing Date) of not less than $495,000,000 plus such other capital as is necessary, together with the proceeds of the Loan, to pay for the Acquisition in full in cash.

Article V

COVENANTS OF THE BORROWER

Section 5.01.         Affirmative Covenants. So long as any portion of the Loan or any other Obligation of any Loan Party under any Finance Document shall remain unpaid or unperformed or any Lender shall have any Commitment hereunder, the Borrower covenants and agrees that it and each other Loan Party will (and the Borrower will cause each other Loan Party to):

(a)          Preservation of Existence, Etc. Preserve and maintain, its respective existence as a limited liability company or corporation, respectively, under its current legal name, in good standing, under the laws of the Republic of the Marshall Islands, Hong Kong or the Republic of Panama, as the case may be, and under the laws of any other jurisdiction where the conduct of its business so requires.

(b)          Office, Etc. Maintain its principal place of business at 165 Mason Street, Greenwich, CT 06830, retain all books and records at such location, and not change its principal place of business unless not less than thirty (30) days prior written notice of such change has been given to the Administrative Agent.

(c)          Payment of Taxes and Obligations, Etc. Pay and discharge before the same shall become delinquent, (i) all lawful claims that, if unpaid, might by law become a Lien upon its property, (ii) all Taxes required by applicable law to be paid by it or by any of its Affiliates (whether such Taxes are imposed upon it or any of its Affiliates or upon its or their income or profits or upon any property belonging to it or any of them, or otherwise), except Taxes which it (or any of its Affiliates) is contesting in good faith by appropriate proceedings and as to which appropriate reserves are being maintained in accordance with US GAAP (provided that such contest does not involve a reasonable likelihood of seizure of any Collateral or any risk of criminal penalty).

(d)          Compliance with Laws, Etc. Comply with all applicable laws, rules, regulations and orders, except to the extent such failure to comply would not constitute a Material Adverse Effect.

(e)          Compliance with Environmental Laws. Except as disclosed in writing to the Administrative Agent and the Lenders on Schedule VIII as of the Closing Date, (i) with respect to the Borrower and its Environmental Affiliates, when required under applicable law to operate their business as then being conducted, be in compliance with all applicable United States federal and state, local, foreign and international laws (including but not limited to Hong Kong and Panama laws, regulations,

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conventions and agreements) (collectively, "Environmental Laws") relating to pollution prevention or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, navigable waters, waters of the contiguous zone, ocean waters and international waters), including, without limitation, laws, regulations, conventions and agreements to which any such jurisdiction is a party relating to (1) emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous materials, oil, hazardous substances, petroleum and petroleum products and by-products ("Materials of Environmental Concern"), or (2) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, to the extent the failure to comply with any of the foregoing would constitute a Material Adverse Effect; (ii) with respect to the Borrower and its Environmental Affiliates, when required under applicable law, have all permits, licenses, approvals, rulings, variances, exemptions, clearances, consents or other authorizations required under applicable Environmental Laws ("Environmental Approvals") and, when required under applicable law, be in compliance with all Environmental Approvals required to operate their business as then being conducted, to the extent the failure to comply with any of the foregoing would constitute a Material Adverse Effect.

(f)          Maintenance of Insurance. (i) Maintain, and ensure that each Vessel Owning Subsidiary will, at all times and at its own cost and expense cause to be carried and maintained, insurance with respect to its business generally and on its Collateral Vessel (including, without limitation, insurance required to be maintained under the terms of the relevant Ship Mortgage) against risks (including, without limitation, marine hull and machinery (including excess value) insurance, marine protection and indemnity insurance, war risks insurance including acts of terrorism and piracy and war risks P&I and liability arising out of pollution), and in forms which are acceptable to the Administrative Agent and placed through brokers and with insurance companies, underwriters, funds, mutual insurance associations, war risks and protection and indemnity risks associations, or clubs of recognized standing, in each case satisfactory to the Administrative Agent. The Security Agent and Administrative Agent may act in all matters relating to insurances, including the granting or withholding of its consents and approvals on advice from the Insurance Advisor upon whose advice they may rely. Unless otherwise agreed to in writing by the Security Agent as mortgagee, such insurance relating to a Collateral Vessel shall include the following terms and conditions:

(a)          while being operated, a Collateral Vessel shall always be covered against marine perils according to the English or American or Norwegian hull clauses with reasonable deductibles as determined by the Borrower but in no event in excess of $200,000. Such insurance shall include Freight Interest satisfactory to the Security Agent depending on the level of hull insurance. When and while a Collateral Vessel is laid up, in lieu of the aforesaid hull insurance, port risk insurance may be taken out thereon by the Vessel Owning Subsidiary under forms of policies approved by the Security Agent for such Collateral Vessel;

(b)          for the purposes of insurance against marine perils, war risk (including terrorism, piracy, and confiscation) and total loss, a Collateral Vessel, her equipment, appurtenances, etc., shall be insured for and valued at an amount on an agreed value basis of at least equal to its Fair Market Value, and the aggregate of insurances covering all Collateral Vessels (Hull and Machinery plus Hull Interest and Freight Interest) shall be equal to or greater than 120% of the aggregate outstanding amount of the Loan. In addition, the Hull and Machinery insured value of each Collateral Vessel shall be equal to or greater than 80% of the Fair Market Value of such Collateral Vessel, and the aggregate Hull and Machinery insured value of all Collateral Vessels shall be equal to or greater than the aggregate outstanding principal amount of the Loan, while the remaining cover may be taken out by way of Hull and Freight Interest Insurances;

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(c)          for each Collateral Vessel, protection and indemnity insurance in respect of a Collateral Vessel's full tonnage, and insurance against liability for pollution by the Collateral Vessel shall be in an amount equal to the highest level of cover from time to time available under basic protection by the entry of such Collateral Vessel in a protection and indemnity association or club belonging to the International Group of P&I Clubs; and

(d)          placed by the Administrative Agent at the expense of the Borrower, mortgagee's interest insurance and mortgagee's additional perils (pollution) insurance, on conditions acceptable to the Administrative Agent in an amount for all Collateral Vessels together equal to 110% of the aggregate outstanding amount of the Loan (unless the Administrative Agent agrees to a lower amount of coverage), and the Administrative Agent on behalf of the Secured Parties agrees to obtain and maintain the same.

(ii) Any Loan Party or any Affiliate promptly will assign its interest in hull and machinery insurances (if any) to the Administrative Agent (or Security Agent) pursuant to an Assignment of Insurances.

(g)          Visitation Rights. (i) At any reasonable time and from time to time, permit any of the Administrative Agent or any of the Lenders, or representatives thereof, to examine and make copies of any abstracts from the records and books of account of any Loan Party, and to discuss the affairs, finances and accounts of any Loan Party with any of their respective officers or directors and with their independent certified public accountants, all at the expense of the Borrower for one (1) visit per calendar year; provided such rights will be exercised only during normal business hours on reasonable notice and shall not interfere with the conduct of the Borrower's business; or (ii) permit visitation and inspection of any Collateral Vessel, in accordance with the terms of the relevant Ship Mortgage.

(h)          Financial Statements. Furnish, or cause to be furnished, to the Administrative Agent (i) within ninety (90) days after the close of each fiscal year, the year-end audited consolidated financial statements of the Parent Guarantor and its consolidated Subsidiaries (including the Borrower), including a balance sheet and related profit and loss and surplus statements certified by its auditors; (ii) within forty-five (45) days after the close of each fiscal quarter, its internally-prepared quarterly financial statements containing substantially the same information required in (i) above and certified by its chief financial officer, subject to year end audit; (iii) with the financial statements provided pursuant to subparagraphs (i) and (ii) above, a statement in reasonable detail (each, a "Certificate of Compliance"), substantially in the form attached hereto as Exhibit M, signed by the chief financial officer of the Borrower stating that there occurred no Default or Event of Default as of such period or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default; (iv) not less than thirty (30) days prior to the beginning of each fiscal year, and updated not less than fifteen (15) days prior to the beginning of the second, third and fourth fiscal quarters, an annual budget; and (v) such other financial or other information as the Administrative Agent may from time to time reasonably request. Such financial statements shall be prepared in accordance with US GAAP, consistently applied on a consistent basis. Each Certificate of Compliance shall, to the extent applicable, indicate whether the Borrower's calculations of compliance with the financial covenants set out in Section 5.04(a) would have been impacted if made without reference to any changes in US GAAP with respect to operating leases and, if so, provide appropriate reconciliation information. The Borrower may change its fiscal year to end on March 31, provided it delivers to the Facility Agent (i) within forty-five (45) days after the close of the fiscal quarter ending on December 31, 2011, unaudited financial statements for the fiscal quarter ending on December 31, 2011 and (ii) within ninety (90) days after the close of the fiscal year ending on March 31, 2012, audited financial statements for the fifteen month period ending on March 31, 2012.

(i)          Keeping of Books. Keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of each Loan Party in accordance with US GAAP.

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(j)          Maintenance of Properties, Etc. Maintain and preserve all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(k)          ERISA. Ensure that the Plans with respect to which any Loan Party has any liability are operated in compliance with all applicable laws, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(l)          ERISA Contributions. Pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan respecting any Loan Party or any of them; file each annual report required to be filed pursuant to ERISA in connection with each such Plan for each year; and notify the Administrative Agent within ten (10) days of the occurrence of any Reportable Event that could reasonably be expected to be grounds for termination of any capital Plan respecting any Loan Party by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan.

(m)          Perfection and Priority of Collateral. Take whatever actions are necessary or appropriate in a timely manner to perfect with first priority and continue the Administrative Agent's or Security Agent's security interests with first priority in the Collateral. The Borrower will deliver to the Administrative Agent documents evidencing or constituting such perfection and priority status of the Collateral upon the Administrative Agent's request. Notwithstanding the foregoing, the Borrower will take such actions as the Administrative Agent may reasonably request from time to time to perfect or maintain the perfection and priority of any Collateral. The Borrower and each other Loan Party hereby appoints the Administrative Agent as its irrevocable attorney-in-fact for the purpose of executing any documents necessary to perfect or continue the security interests of the Administrative Agent or the Security Agent, included, but not limited to, the filing of Uniform Commercial Code financing statements.

(n)          Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Finance Documents, or correct any material defect or error discovered therein, (ii) to the fullest extent permitted by applicable law, subject any Loan Party's properties, assets, rights or interests (in each case constituting Collateral) to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness, perfection and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder, and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Administrative Agent, the Security Agent and the Secured Parties the rights granted or now or hereafter intended to be granted to any of them under any Finance Document or under any other instrument executed in connection with any Finance Document to which any Loan Party is or is to be a party.

(o)          Compliance with Material Agreements. Make all payments and otherwise perform all obligations in respect of all agreements, contracts and other arrangements material to the business of any Loan Party and to which such Loan Party is a party, and keep such agreements and contracts in full force and effect, except, in any case, where the failure to do so, either individually or in the aggregate, would not constitute a Material Adverse Effect.

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(p)          Appraisal Requirements. At its expense, deliver a certificate of a Responsible Officer confirming that the Borrower is in compliance with the Fair Market Value Coverage Ratio, at the times and meeting the requirements set forth in Section 5.04(c).

(q)          Vessel Registration; Managers. (i) Each Vessel Owning Subsidiary is qualified, and at all times shall be qualified, to own and operate its Collateral Vessel under the registry and flag of Hong Kong, or such other ship registry as the Administrative Agent may consent from time to time as set forth in subclause (q)(ii) below.

(ii)         Each Collateral Vessel will remain duly registered under the laws of Hong Kong or such other ship registry as the Administrative Agent may consent from time to time (such consent not to be unreasonably withheld but subject to the maintenance of the perfection and priority of the security interest in the Collateral under the Finance Documents respecting such Collateral Vessel to the satisfaction of the Administrative Agent).

(iii)        Except for existing Commercial Management Agreements listed in Schedule IV (each of which will terminate when the respective existing Charter Contract terminates), if any, each Collateral Vessel shall be commercially managed by the Borrower or an Affiliate of the Borrower. The terms of any Commercial Management Agreement entered into after the date hereof shall be on substantially the same terms and fee as would be obtained in an arm's length negotiation between an unrelated shipowner and ship manager. The Borrower (on behalf of itself and on behalf of its Affiliates, and no Affiliate shall become a Commercial Manager unless it ratifies such subordination) hereby subordinates any Lien it may have against a Collateral Vessel, or claims against a Vessel Owning Subsidiary, to the liens and rights of the Administrative Agent or the Security Agent under the Finance Documents.

(iv)        Each Collateral Vessel shall be technically managed by (x) the technical manager listed on Schedule IIIB, (y) the Borrower or an Affiliate thereof, or (z) by another entity meeting the requirements described below. The rights of the Borrower, and any Affiliate, expressly shall be (and hereby are) subordinated to the Lien of the relevant Ship Mortgage and the rights of the Security Agent. The Borrower may appoint a non-Affiliated third party as Technical Manager, and such Technical Manager may appoint a sub-manager as Technical Manager, and change such third party Technical Manager or sub-manager upon notice to and written consent of the Administrative Agent (whose consent shall not be unreasonably withheld). An appropriate executed Assignment of Management Agreement and manager's undertaking (in each case respecting any agreement in substitution of a Technical Management Agreement or any sub-management agreement to which a Loan Party's consent is required in order for a Technical Manager to enter into) shall be delivered by the Borrower to the Administrative Agent respecting each Technical Management Agreement; provided, however, with respect to existing Technical Management Agreements, such consent is required only to the extent obtainable by the Borrower using its commercially reasonable efforts within three (3) months after the Borrowing Date. The manager's undertaking shall not include any subordination text if the Technical Manager is not an Affiliate of the Borrower. Any third party Technical Manager shall be an entity recognized generally as a first class technical manager, and the terms of any Technical Management Agreement shall be on standard market terms. The Administrative Agent shall have the right to terminate any Technical Management Agreement with any Technical Manager that is an Affiliate of the Borrower if a Default or

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an Event of Default shall have occurred and be continuing, without any recourse or liability by such Technical Manager to the Administrative Agent (or the Security Agent).

(r)          Accounts. (i) All bank accounts of the Loan Parties (excluding any Parent Guarantor accounts unrelated to the Collateral Vessels) shall be maintained with the Administrative Agent.

(ii)          The Borrower shall, and each Vessel Owning Subsidiary may, open and maintain for the duration of this Agreement an Operating Account and shall procure that all funds are credited thereto respectively (excluding Parent Guarantor funds not related to the Collateral Vessels), including, but not limited to, (x) proceeds of insurance claims and (y) the proceeds of all hires, freights, earnings, pool income and other sums payable in respect of a Collateral Vessel. All operating expenses shall be deducted from the Operating Account. The amounts credited to the Operating Account shall be freely available to the Borrower and each other Loan Party unless a Default has occurred and is continuing. The Operating Account shall be further governed by the Assignment of Account.

(iii)        No income, revenue or any other funds related to the Collateral Vessels shall be credited to any account other than the Operating Account. No such income, revenue or any other funds related to the Collateral Vessels shall be credited to any account held by the Parent Guarantor, unless such Parent Guarantor shall have opened and maintained for the duration of this Agreement the Operating Account in its name with the Administrative Agent subject to the Assignment of Account.

(iv)        (A)         Until distribution by the Parent Guarantor to its members, any distributions or dividends paid by the Borrower to the Parent Guarantor shall be held in an account in its name with the Administrative Agent, but such account shall not be subject to the Assignment of Account.

(B)        Until distribution by the Borrower to the Parent Guarantor, any distributions or dividends paid by any Vessel Owning Subsidiary to the Borrower shall be held in the Operating Account in the Borrower's name with the Administrative Agent, subject to the Assignment of Account.

(s)         Collateral Vessels - Classification; ISM Code; Charters.

(i)          Each Collateral Vessel shall remain in class with a reputable classification society reasonably acceptable to the Lenders and shall maintain the highest class, free of any overdue recommendations affecting class. There shall be no change in classification society without the Administrative Agent's prior written consent, such consent not to be unreasonably withheld.

(ii)         Each Vessel Owning Subsidiary will at all times comply with the ISM Code, and the International Ship and Port Facility Security Code as adopted by the IMO, as the same may be amended from time to time.

(iii)        Each existing Charter Contract shall be assigned to the Security Agent as security under an Assignment of Charter with consent of the relevant charterer, but only to the extent such consent can be obtained by the Borrower using commercially reasonable efforts within three (3) months after the Borrowing Date. Upon entering into any future time charter or other similar contract respecting a Collateral Vessel that has as of the date of execution thereof a term in excess

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of twelve (12) months, including any extension option, the Borrower will cause the relevant Vessel Owning Subsidiary to execute and deliver to the Security Agent an Assignment of Charter with notice to and consent of Charterer, substantially in the form attached as Exhibit G hereto.

(iv)        No Collateral Vessel will be operated under any pooling arrangement unless prior to entering into any pooling arrangement, the Borrower shall give the Administrative Agent not fewer than ten (10) Business Days prior written notice thereof and shall have delivered appropriate assignments of such pool income as reasonably requested by the Administrative Agent.

(t)          Business. The Borrower and the Vessel Owning Subsidiaries shall be engaged only in the business of ownership, chartering, operation, technical and commercial management of the Collateral Vessels and activities incidental thereto.

(u)          Know Your Customer; Anti-Money Laundering.  The Borrower and the other Loan Parties shall comply with all anti-money laundering rules and regulations under the Patriot Act and under any European Union or other applicable law, rule or regulation.  The Borrower agrees that it will provide "Know Your Customer" information and documentation under applicable anti-money laundering rules and regulations or the Patriot Act or otherwise, in each case as reasonably requested by a Lender from time to time.

(v)         Ownership of Certain Group Members.

(i)          DSS Holdings LP is and will remain a wholly owned, direct or indirect Subsidiary of the Permitted Holders.

(ii)         Diamond S Shipping I LLC is and will remain a wholly owned, direct Subsidiary of DSS Holdings LP, a Cayman Islands limited partnership.

(iii)        The Parent Guarantor is and will remain a wholly owned, direct Subsidiary of Diamond S Shipping I LLC.

(iv)        The Borrower is and will remain a wholly owned, direct Subsidiary of the Parent Guarantor.

(v)         Each Vessel Owning Subsidiary is and will remain a wholly owned, direct Subsidiary of the Borrower.

(w)         Use of Proceeds. Use the proceeds of each Advance solely in accordance with the terms of Section 2.01(c) hereof.

(x)          Speculative Transactions. If on any date from and after the date on which the Swap Agreements are executed until the Termination Date the aggregate notional amount covered by the Swap Agreement[s] exceeds one-hundred percent (100%) of the outstanding principal amount of the Loan, the Borrower shall, or cause the Vessel Owning Subsidiaries to, within ten (10) Business Days of becoming aware of such excess, if such excess is continuing after that period, adjust such notional amount in order not to exceed the outstanding principal amount of the Loan; provided, however, that such adjustment shall be made on a pro rata basis across all Swap Agreements.

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(y)          Solvency. Each of the Loan Parties is individually, and the Loan Parties collectively are, Solvent and will remain Solvent, so long as any part of the Loan or any other amount due under any Finance Document shall remain unpaid, or any Lender shall have any Commitment hereunder.

(z)          Parent Guarantor Acquisition and Contribution. The Borrower represents, covenants and agrees that in accordance with the terms of the Acquisition Agreement, those Equity Interests respecting the Vessel Owning Subsidiaries that are acquired, will be acquired from the Sellers by the Parent Guarantor. Simultaneously with such Acquisition, the Parent Guarantor will contribute such Equity Interests in the Vessel Owning Subsidiaries to Borrower as a capital contribution, so that the Borrower is the legal and beneficial owner of all stock or other Equity Interests in the acquired Vessel Owning Subsidiaries.

Section 5.02.         Negative Covenants. The Borrower hereby agrees that, so long as any part of the Loan or any other Obligation of any Loan Party under any Finance Document shall remain unpaid, or any Lender shall have any Commitment hereunder, the Borrower covenants and agrees that it and each other Loan Party (except as expressly provided otherwise below) will (and the Borrower will cause each other Loan Party to) comply with the following:

(a)          Limitation on Indebtedness. (i) The Borrower and each Vessel Owning Subsidiary will not create, incur, assume, permit, or suffer to exist any Indebtedness of itself or any Vessel Owning Subsidiary except (A) Indebtedness incurred under the terms of this Agreement, (B) Indebtedness in respect of the Guaranty and the other Finance Documents, and (C) other Indebtedness of the Borrower in the maximum aggregate amount of not more than $2,500,000.

(ii)          the Parent Guarantor shall not incur any Indebtedness unless the following conditions are met at the time of such incurrence: (x) after giving effect to the incurrence of such Indebtedness, the Parent Guarantor and its Consolidated Subsidiaries (including the Borrower) is in compliance with the covenants set forth in Section 5.04 hereof, and (y) no Default or Event of Default shall have occurred and be continuing after giving effect to the incurrence of such Indebtedness and the application of the proceeds thereof.

(b)          Limitation on Liens. (i) The Borrower will not, and will not permit any other Loan Party to, create, incur, assume or suffer to exist any Lien on any Collateral or any other property owned by the Borrower or a Vessel Owning Subsidiary except for, in each case, Permitted Liens.

(ii)         The following shall constitute Permitted Liens (collectively, "Permitted Liens"):

(A)         Liens of any Loan Party for taxes, assessments or other charges which (x) are not at the time delinquent or are thereafter payable without penalty, or (y) are being contested in good faith by appropriate proceedings, provided with respect to taxes, assessments or other charges referred to in clause (x) and clause (y), that adequate reserves with respect thereto are maintained on the books of the Borrower or other applicable Loan Party in conformity with US GAAP;

(B)         Liens in favor of the Administrative Agent or the Security Agent to secure any or all Obligations created under the Finance Documents;

(C)         Other Liens arising in the ordinary course of the business of any of the Borrower or any Vessel Owning Subsidiary that (x) do not secure Indebtedness and

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(y) either (A) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of any Collateral subject to any such Lien, and with respect to which reserves are maintained on the books of the Borrower or applicable Vessel Owning Subsidiary in conformity with US GAAP or (B) are not more than 60 days past due;

(D)         Liens covered by insurance (other than, and after giving effect to, any deductibles that may exist respecting such insurance), provided that the Borrower shall be permitted to contest any such Lien in good faith by appropriate proceedings diligently conducted if (x) such reserve as may be required by US GAAP shall have been made therefor and (y) the Borrower shall have arranged for a bond or insurance (other than, and after giving effect to, any deductibles that may exist respecting such insurance) related to such Lien in a manner that is satisfactory to the Administrative Agent in accordance with law;

(E)         Liens for salvage, including contract salvage, and seamen's wages;

(F)         Liens arising out of the existence of judgments or awards in respect of which the Borrower or relevant Vessel Owning Subsidiary shall in good faith be prosecuting an appeal or proceedings for review or in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings, provided that, the aggregate amount of all cash (including the stated amount of all letters of credit) and the fair market value of all other property subject to such Liens does not exceed $1,000,000 at any time outstanding; and

(G)         Liens disclosed in writing to the Administrative Agent prior to the Closing Date and set forth on Schedule VI hereto.

(iii)        The Borrower will not permit the Parent Guarantor to create, incur, assume or suffer to exist any Lien respecting its Equity Interest in the Borrower except in favor of the Administrative Agent or the Security Agent.

(c)          Limitation on Guaranty Obligations. The Borrower will not, and will not permit any Vessel Owning Subsidiary to, create, incur, assume or suffer to exist any Guaranty Obligation except the Guaranty Obligations of the Vessel Owning Subsidiaries under the Guaranty and those set forth in Schedule VI hereto.

(d)          Limitations on Fundamental Changes. The Borrower will not, and will not permit any Vessel Owning Subsidiary to, enter into any acquisition, merger, consolidation, joint venture or amalgamation, and the Borrower will not, and will not permit any other Loan Party to liquidate, wind-up or dissolve itself (or suffer any liquidation, winding-up or dissolution).

(e)          Limitation on Disposition of Assets. The Borrower will not, and will not permit any other Loan Party to convey, sell, lease to third parties (except the Charter Contracts and any other time or voyage charters of Collateral Vessels) or enter into any sale-leaseback transaction, assign, transfer or otherwise dispose of any Collateral Vessel, freights or earnings of any Collateral Vessel, or other significant portion of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, to any Person ("Asset Dispositions"), except:

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(i)          Asset Dispositions in the ordinary course of business consistent with past practices, so long as such assets do not constitute Collateral;

(ii)         Asset Dispositions of any Collateral Vessel (each a "Vessel Disposition", respectively) in compliance with this Section 5.02(e) as follows:

(A)         The Borrower shall furnish to the Administrative Agent, as soon as available but in any event no later than fifteen (15) Business Days or such shorter period as is acceptable to the Administrative Agent, prior to any Vessel Disposition, (A) a notice of such Vessel Disposition, (B) a certificate, in form and substance satisfactory to the Administrative Agent and signed by a Responsible Officer of the Borrower (w) stating the agreed net sale price for such Collateral Vessel, (x) demonstrating that the covenant set forth in Section 5.04(c) shall be met immediately after such Vessel Disposition and application of proceeds under Section 2.08(a) of this Agreement, and (y) stating that immediately after such Vessel Disposition no Default or Event of Default shall have occurred and be continuing. The Administrative Agent shall promptly notify each Lender of any notice of Vessel Disposition.

(B)         Upon receipt of the items required by subclause (A) above and subject to receipt of a payment in full of the applicable amount described in Section 2.08(a) in connection with such Collateral Vessel and the payment of all interest and expenses, or any other amounts then due, under the Finance Documents, and any costs and expenses incurred by the Administrative Agent in connection with the Vessel Disposition contemplated in this Section 5.02(e)(ii), and provided no Default or Event of Default shall have occurred and be continuing as a result of the relevant Vessel Disposition, the Administrative Agent (or the Security Agent) shall, at the expense of the Borrower, (A) release the Collateral Vessel which is the subject of such notice of Vessel Disposition from the relevant Ship Mortgage, (B) execute such other release documents relating to such Collateral Vessel as may be reasonably requested by the Borrower, and (C) remove the relevant Collateral Vessel from Schedule IIIA hereto and send to all parties hereto such revised Schedule IIIA. Each Lender agrees that the Administrative Agent shall be entitled to rely on any document submitted to it by the Borrower hereunder and that no approval of any Lender need be obtained in advance of any Vessel Disposition provided for in this Section 5.02(e)(ii), provided the requirements set forth in this Section 5.02(e)(ii) have been met concurrently with such Vessel Disposition. The Borrower agrees to prepare all release documents described herein for review by the Administrative Agent and shall procure that the insurances respecting the relevant Collateral Vessel be amended to terminate the interest of the applicable Vessel Owning Subsidiary and any other Loan Party in such insurances and remove such Collateral Vessel from any fleet policy.

(f)          Transactions with Affiliates. The Borrower will not, and will not permit any other Loan Party to, sell, lease, transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from or otherwise engage in any other transactions with, any of its Affiliates, except (i) in the ordinary course of business at prices and on terms and conditions not less favorable to such Loan Party than could be obtained on an arm's length basis from unrelated third parties, and (ii) transactions between or among the Borrower and the Vessel Owning Subsidiaries not involving any other Affiliate.

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(g)          Subsidiaries. The Borrower will not, and will not permit any Vessel Owning Subsidiary to, create, acquire or permit to exist any Subsidiary other than in the case of the Borrower, the Vessel Owning Subsidiaries.

(h)          Amendments. (i) Amendments of Constitutive Documents. The Borrower will not amend, or permit any of the Vessel Owning Subsidiaries to, materially amend its respective operating agreement or articles of incorporation or other constitutive document, in each case, if such amendment would be adverse to the interests of the Secured Parties.

(ii)         Amendments of Charter Contracts. The Borrower will not amend, and will not permit any Vessel Owning Subsidiary to amend, any Charter Contract in any manner that (A) would result in such Charter Contract failing to conform to the criteria relating to it set forth in Schedule IIIB or (B) would be materially adverse to the interests of the Lenders, unless the Administrative Agent shall have given its prior written consent thereto, such consent not to be withheld unreasonably.

(i)          No Change in Organization. Without the prior written consent of the Administrative Agent, such consent not to be withheld unreasonably, the Borrower will not, and will not permit any other Loan Party to, (x) change its organization form or (y) change its jurisdiction of organization.

(j)          No Change in Management. Without the prior written consent of the Administrative Agent, such consent not to be withheld unreasonably, the Borrower will not, and will not permit any other Loan Party to, change the senior management of any of the Borrower or such Loan Party and, in particular, Craig Stevenson will remain Chief Executive Officer of each Loan Party.

(k)          No Change of Control. There shall be no Change of Control of the Borrower or any other Loan Party.

(l)          Investments. The Borrower will not permit the Parent Guarantor to make any Investment unless the conditions set forth in Section 5.04(b) are met such that the Parent Guarantor would be permitted to pay dividends or distributions thereunder. The Borrower will not, and will not permit any Vessel Owning Subsidiary to, engage in any advance, loan, extension of credit or capital contribution to, or otherwise acquire any stock, bonds, notes, debentures or other securities of, membership interest in, or any assets constituting a business unit of or make any other investment in, any Person (all of the foregoing, collectively, "Investments") except (x) Investments in the form of trade credits in the ordinary course of business; (y) Investments in Cash Equivalents; or (z) loans to the Borrower or to a Vessel Owning Subsidiary.

Section 5.03.         Timely Notices; Insurance Compliance. The Borrower will give the following notices or ensure that the following are timely delivered to the Administrative Agent:

(a)          Defaults and Events of Default. Promptly in writing of the occurrence or existence of any Default or Event of Default or any event or condition that constitutes a Material Adverse Effect.

(b)          Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation, arbitrations and proceedings before any Governmental Authority involving an amount of $2,500,000 or more affecting any Loan Party, and promptly after the occurrence thereof, notice of any adverse change in the status or the financial effect on any Loan Party of the Disclosed Litigation from that described on Schedule VI hereto.

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(c)          Environmental Conditions. Promptly after the assertion or occurrence thereof, notice of any (x) material spillage or emission of any Materials of Environment Concern from any Collateral Vessel or (y) any Environmental Claim against or of any noncompliance by any Loan Party or Environmental Affiliate of any thereof or any Collateral Vessel with any Environmental Law or Environmental Approval that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any Collateral Vessel or other Collateral to be subject to any material Lien or restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(d)          Insurance. Annually within the time period required therein, such evidences of insurance and brokers report required by Section 1.15(e) of the Ship Mortgage.

(e)          ERISA. In the event any Plan respecting a Loan Party or an ERISA Affiliate is subject to Title IV of ERISA:

(i)          ERISA Events and ERISA Reports. (A) Promptly, and in any event within ten (10) days, after any Loan Party knows of the occurrence of any ERISA Event that is reasonably likely to result in liability which, together with all liabilities arising or reasonably likely to arise from any other ERISA Events then existing, would result in a Material Adverse Effect, a statement of the Chief Financial Officer of the Borrower describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (B) promptly, and in any event within ten (10) days, after the date any records, documents or other information are furnished to the PBGC pursuant to Section 4010 of ERISA with respect to any Plan sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions; notice thereof by the Borrower to the Administrative Agent and such additional information reasonably requested by the Administrative Agent in order for it to determine whether a Material Adverse Event is reasonably likely to occur.

(ii)         Plan Terminations. Promptly, and in any event within ten (10) Business Days, after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan respecting a Loan Party or an ERISA Affiliate or to have a trustee appointed to administer any such Plan, in each case if the facts underlying such termination or appointment are reasonably likely to constitute a Material Adverse Effect.

(iii)        Plan Annual Reports. Upon reasonable request by the Administrative Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan sponsored or maintained by any Loan Party or to which any Loan Party is making or accruing an obligation to make contributions.

(iv)        Multiemployer Plan Notices. Promptly and in any event within ten (10) Business Days after any Loan Party knows of a notice received from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan which, together with all other liabilities then existing with respect to any Plan, would result in a Material Adverse Effect, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan that is reasonably likely to result in the incurrence of liability by any Loan Party or any ERISA Affiliate which, together with all other liabilities then existing with respect to any Plan, would result in a Material Adverse Effect, or (C) the amount of any other liability incurred, or that may be incurred, by such Loan Party or any ERISA

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Affiliate which, together with all other liabilities then existing with respect to any Plan, would result in a Material Adverse Effect.

(f)          Confirmations of Class. Furnish to the Administrative Agent annually within thirty (30) days after the beginning of each calendar year, commencing with the calendar year after the Borrowing Date, a certificate of Confirmation of Class for each Collateral Vessel confirming that such Collateral Vessel is in class without overdue recommendations affecting such class.

(g)          Notice of Drydocking. Cause to be given the notice of drydocking in accordance with Section 1.11(f) of the relevant Ship Mortgage.

(h)          Notice of Arrest or Piracy. Cause to be given the notice set forth in Section 1.10(a) of the relevant Ship Mortgage of any libel, complaint, writ or warrant filed against any Collateral Vessel or of an attachment, arrest, levy upon or seizure into custody under process or color of legal authority for any cause whatsoever of any Collateral Vessel or of the seizure of any Collateral Vessel by pirates.

(i)          Casualties; Accidents and Damages. Cause to promptly furnish the Administrative Agent with full information regarding any casualties or other accidents or damage to any Collateral Vessel involving an amount in excess of US$2,500,000.

(j)          Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of (x) the Parent Guarantor to the extent related to the performance of any covenant or agreement under any Finance Document and (y) the Borrower or any Vessel Owning Subsidiary as the Administrative Agent, or any Lender through the Administrative Agent, may from time to time reasonably request.

Section 5.04.         Financial Covenants. (a) General. So long as any portion of the Loan or any other Obligation of any Loan Party under any Finance Document shall remain unpaid, or any Lender shall have any Commitment hereunder, the Parent Guarantor and its Consolidated Subsidiaries (including the Borrower) shall:

(i)          Leverage. Maintain at all times a ratio of not greater than 65% of (x) Total Net Debt to (y) Capitalization.

(ii)         Interest Cover. Maintain, from the Borrowing Date to and including the second anniversary of the Borrowing Date, a ratio of EBITDA to gross interest expense measured on a trailing twelve (12) months basis no less than 2:25:1.00, and thereafter, no less than 2.50:1.00.

(iii)        Minimum Liquidity. Maintain, at all times, in cash and/or Cash Equivalents amounts no less than (A) the product of (x) $650,000 and (y) the number of Collateral Vessels from the Borrowing Date to the second anniversary of the Borrowing Date, and (B) the product of (x) $750,000 and (y) the number of Collateral Vessels after such second anniversary.

(iv)        Measurement. The financial covenants set forth in this Section 5.04(a) shall be measured on the Borrowing Date and thereafter quarterly on each March 31, June 30, September 30 and December 31, commencing September 30, 2011. If the Borrower, determines that it is appropriate in its financial covenant calculations to use US GAAP lease accounting terms as in effect on the date hereof (as is permitted under the second sentence of Section 1.04), the Borrower agrees that its Certificate of Compliance shall, to the extent applicable, indicate whether the Borrower's calculations would have been impacted if made without reference to any

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changes in US GAAP with respect to operating leases and, if so, provide appropriate reconciliation information.

(b)          Limitation on Dividends, Distributions and Other Payments. On or prior to the first anniversary of the Borrowing Date, the Parent Guarantor will not declare or pay any dividend, or distribution on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any class of Equity Interests of the Parent Guarantor, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of such Parent Guarantor. Thereafter dividends may be paid quarterly, provided each of the following conditions is met at the time of declaration and at the time of payment (and the Borrower shall have certified in writing to the Administrative Agent that such conditions are met and supplied to the Administrative Agent calculations to back-up such conclusions as is satisfactory to the Administrative Agent): (x) the unaudited Consolidated financial statements of the Parent Guarantor for the then fiscal quarter shall be provided to the Administrative Agent, (y) no Event of Default has occurred and is continuing or would occur as a consequence of the declaration or payment of a dividend or other payment contemplated in this Section 5.04(b), and (z) dividends payable in any fiscal year do not exceed 50% of the Consolidated EBITDA of the Parent Guarantor and its Consolidated Subsidiaries. The limitations on the declaration or payment of any dividend, or distribution on, or payment contemplated in this Section 5.04(b) shall not apply to any such declaration or payment of any dividend, or distribution on, or payment by (x) a Vessel Owning Subsidiary to the Borrower, or (y) the Borrower to the Parent Guarantor.

(c)          Minimum Value. (i) The aggregate Fair Market Values of all Collateral Vessels shall at all times be at least the percentage described below for the respective indicated period of the sum of (A) the then aggregate outstanding principal of the Loan, and (B) the then available undrawn Commitments under the Facility (the "Fair Market Value Coverage Ratio"):

Percentage	Period
125%	Borrowing Date to 3rd Anniversary thereof
130%	Thereafter

provided that, so long as any Default in respect of this Section 5.04(c) is not caused by any voluntary Vessel Disposition, such Default shall not constitute an Event of Default so long as within 30 days of the occurrence of such Default, the Borrower shall either (A) post additional collateral satisfactory to all Lenders as set forth in Section 8.01(b), pursuant to security documentation reasonably satisfactory in form and substance to all Lenders, sufficient to cure such Default (and shall at all times during such period and prior to satisfactory completion thereof, be diligently carrying out such actions) or (B) make such reductions of the Commitment or prepay the outstanding principal amount of the Loan in an amount sufficient to cure such Default (it being understood that any action taken in respect of this proviso shall only be effective to cure such Default pursuant to this Section 5.04(c) to the extent that no Default or Event of Default exists hereunder immediately after giving effect thereto).

(ii) The Fair Market Value Coverage Ratio shall be determined on the Borrowing Date and thereafter on the last day of each fiscal quarter. The Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower, together with back-up calculations and copies of the relevant appraisals on each date on which the Fair Market Value Coverage Ratio is required to be determined. No appraisal that is the basis for any calculation shall be older than 30 days prior to the date of the relevant compliance certificate. The Borrower shall be responsible for the cost of a maximum of eight appraisals per calendar year (one appraisal from each of two Approved Brokers four times per year).

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(iii) Any additional Collateral provided to cure a breach of this Section 5.04(c) shall be released upon compliance by the Borrower of the Fair Market Value Coverage Ratio provided for in this Section 5.04(c) being met without such additional Collateral. Any additional cash Collateral posted by the Borrower shall be deposited in a separate account of the Borrower with the Administrative Agent, which account shall be blocked and shall be pledged to the Administrative Agent.

Article VI

EVENTS OF DEFAULT

Section 6.01.         Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

(a)          the Borrower shall fail to pay any principal of any part of the Loan when the same shall become due and payable, whether at the due date thereof or on a date fixed for prepayment thereof or by acceleration or otherwise, (ii) the Borrower shall fail to pay any interest when the same shall become due and payable under any Finance Document within three (3) Business Days after the same shall become due and payable, or (iii) any Loan Party shall fail to make any payment (other than principal or interest in respect of the Loan) when the same shall become due and payable under any Finance Document, in each case under this clause (iii) within three (3) Business Days after the same shall become due and payable; or

(b)          any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Finance Document shall prove to have been incorrect in any material respect when made; or

(c)          Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 2.01(c), 5.01(a), (b), (d), (e), (f) (other than (f) (i) (d)), (m), (n), (o), (q)(ii), (iii) and (iv), (r), (s)(iii) (second sentence only), (u), (v), (w) or (z), 5.02, 5.03, or 5.04; or

(d)          any Loan Party shall fail to perform or observe any term, covenant or agreement (other than as set forth in Section 6.01(a)-(c)) contained in any Finance Document on its part to be performed or observed unless such failure is remedied (if capable of being remedied in the reasonable opinion of the Administrative Agent) within thirty (30) days after the Administrative Agent shall have given written notice to the Borrower of such failure; or

(e)          (i) any Loan Party shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Indebtedness of such Loan Party that is outstanding in a principal amount of at least $1,000,000 either individually or in the aggregate (but excluding Indebtedness outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or otherwise to cause, or to permit the holder thereof to cause, such Indebtedness to mature; or

(f)          (i) any Loan Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy,

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insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or any Loan Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against any Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) any Loan Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) any Loan Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)          (i) any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates related to such ERISA Event) constitutes a Material Adverse Effect, or (ii) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor or plan administrator of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), constitutes a Material Adverse Effect, or (iii) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor or plan administrator of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount that would constitute a Material Adverse Effect, which amount is not paid when due; or

(h)          one or more judgments or decrees shall be entered against any Loan Party involving in the aggregate a liability of $2,500,000 or more (calculated after deducting therefrom any amount that will be paid by a recognized protection and indemnity club that is a member of the International Group Agreement or any insurer rated at least B++ by A.M. Best Company, or the equivalent thereof provided by a rating service whose ratings of insurance companies are internationally recognized or any insurer acceptable to the Administrative Agent, if such insurer has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or decree) and such judgments or decrees involving in the aggregate $2,500,000 or more shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i)          this Agreement or any other Finance Document that has been executed by any Loan Party shall cease to be in full force and effect, shall be determined by any court to be void, voidable or unenforceable, or any Loan Party shall assert in writing any defense to any of its obligations under any Finance Document to which it is a party or otherwise contest its liability thereunder, or any such Loan Party shall rescind or revoke in writing (or attempt to rescind or revoke in writing) any of its obligations under any Finance Document, whether with respect to future transactions or otherwise; or the

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Administrative Agent or Security Agent shall cease to have a first-priority perfected security interest in any material portion of the Collateral; or

(j)          on the Borrowing Date, each Collateral Vessel shall not be duly registered under the laws and flag of Hong Kong in the name of the relevant Vessel Owning Subsidiary or the Administrative Agent or Security Agent shall not have received the Collateral Documents relating to such Vessel Owning Subsidiary or Collateral Vessel described in Sections 3.02 or 3.03 hereof, duly perfected with first priority status; or

(k)          there shall occur and be continuing an "Event of Default" as defined in any Ship Mortgage; or

(l)           a Material Litigation shall have occurred and be continuing (for purposes of this Section 6.01(l), "Material Litigation" means any legal proceedings involving any Loan Party that (w) is respecting a claim that is not covered by insurance, (x) presents a colorable claim in the reasonable determination of the Majority Lenders, (y) if successful by the plaintiff, is reasonably likely to result in a Material Adverse Effect, and (z) such Loan Party's auditors shall have recommended that such Loan Party set aside reserves for judgment in excess of $2,500,000; or

(m)         a Change of Control shall occur; or

(n)         a change in law, rule or regulation shall have occurred that makes it unlawful or impossible for any Loan Party to perform or observe any of its respective obligations under any Finance Document; or

(o)         a Material Adverse Effect shall have occurred and be continuing; or

(p)         any Loan Party is dissolved or its usual business ceases or is suspended; or

(q)         the Borrower shall fail to obtain or maintain any Governmental Authorization or any consent required to conduct its business in the ordinary course and such failure shall constitute a Material Adverse Effect; or

(r)          any part of the Parent Guarantor's or the Borrower's, or a substantial part of the Vessel Owning Subsidiaries', business or assets is destroyed, abandoned, seized, appropriated or forfeited for any reason provided, in the reasonable opinion of the Administrative Agent, that such occurrence would adversely affect the ability of the Parent Guarantor or the Borrower or any Vessel Owning Subsidiary to perform its obligations under the Finance Documents, then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above, automatically the Commitments shall immediately terminate and the Loan advanced hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and any other Finance Document shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice of default to the Borrower, declare the Loan hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and any other Finance Document to be due and payable forthwith,

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whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

Section 6.02.         Remedies. Upon the occurrence and existence of any Event of Default hereunder, the Administrative Agent or the Security Agent may exercise any and all remedies granted under the terms of any Finance Document or otherwise by applicable law.

Section 6.03.         Application of Proceeds. Following an Event of Default, all monies and proceeds of any enforcement, proceeds of insurances, and any other monies or proceeds shall be applied by the Administrative Agent on behalf of the Secured Parties against all or any part of the Obligations, in the following order:

first, in or towards payment of all costs, charges and expenses incurred or paid by the Administrative Agent or the Security Agent or the Lenders in connection with or incidental to the proper exercise or performance or attempted exercise or performance by the Administrative Agent or the Security Agent of any of the rights, powers or remedies hereby conferred or conferred by any other Finance Document or by law or in connection with or incidental to the enforcement or realization of the security hereby constituted or constituted by any other Finance Document;

second, to the payment of any amounts (other than principal, interest, or any amounts described in clauses first, fifth and sixth hereof) due and payable and unpaid to any Secured Party (other than any Hedging Bank) under any Finance Document (other than any Swap Agreement), including but not limited to, any Break Funding Costs or amounts due under Sections 2.09, 2.10, 2.12 or 8.04 hereof;

third, in or towards payment pro rata of any interest then due and payable and unpaid to any Secured Party (other than any Hedging Bank) under any Finance Document (other than any Swap Agreement);

fourth, in or towards payment pro rata of any principal sum of the Loan then due and payable and unpaid;

fifth, in or towards payment pro rata of any amounts due to any Hedging Bank under any Swap Agreement or other Finance Document; and

sixth, any surplus of such cash or cash proceeds held by the Administrative Agent or any other Secured Party and remaining after payment in full of all the Obligations shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive such surplus.

Article VII

THE ADMINISTRATIVE AGENT AND THE SECURITY AGENT

Section 7.01.         Authorization and Action. (a) Each Lender (in its capacity as a Lender and, if it is a Hedging Bank, as such Hedging Bank) and each other Secured Party hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Finance Documents as are delegated to it by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto.

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(a)          Each of the Lenders (in its capacity as a Lender and, if it is a Hedging Bank, as such Hedging Bank), the Administrative Agent and each other Secured Party hereby appoints and authorizes the Security Agent to hold the Ship Mortgages and other Collateral Documents as agent and mortgagee on behalf of the Administrative Agent, each Lender, and the other Secured Parties and to take such action as Security Agent on behalf of the Administrative Agent and on behalf of the other Secured Parties and to exercise such powers and discretion under the Ship Mortgages and other Collateral Documents as are delegated to the Security Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. Each of the Secured Parties (including the Administrative Agent) further agrees that the Administrative Agent shall be the only entity among the Secured Parties to give notices and instructions to, and have other communications with, the Security Agent and to receive all communications from the Security Agent and transmit the same to the other Secured Parties in the reasonable discretion of the Administrative Agent. The Security Agent hereby declares and agrees to perform its obligations hereunder for the sole use and benefit of the Administrative Agent and the other Secured Parties.

(b)          As to any matters not expressly provided for by the Finance Documents (including, without limitation, enforcement or collection of the Notes), the Administrative Agent and the Security Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders to the Administrative Agent, and such Majority Lender instructions to the Administrative Agent shall be binding upon all Lenders and all holders of Notes and upon the Security Agent; provided, however, that the Administrative Agent and the Security Agent shall not be required to take any action that exposes it to personal liability or that is contrary to this Agreement or any other Finance Document or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it or the Security Agent by the Borrower pursuant to the terms of this Agreement or the other Collateral Documents. Notwithstanding anything in this Agreement to the contrary, as set forth in Section 8.01, the Administrative Agent agrees to notify and consult with the Majority Lenders on any provision or decision within this Agreement or the other Collateral Documents requiring the Administrative Agent's or the Security Agent's action, approval or consent unless such action, approval or consent requires the unanimous consent of all Lenders or comes within the terms of Section 8.01(c).

(c)          Each of the Lenders (in its capacity as Lender, and if it is a Hedging Bank, as such Hedging Bank) and each other Secured Party hereby authorizes and instructs the Administrative Agent and/or the Security Agent, to execute and deliver to each charterer under an existing Charter Contract a letter of quiet enjoyment in such form as is satisfactory to the Administrative Agent, in each case upon the written request of the Borrower, which request shall include a representation and warranty by the Borrower that such letter of quiet enjoyment is required under such Charter Contract as a condition of the execution, delivery and/or perfection of the interests assigned to the Security Agent under any Collateral Document.

(d)          The provisions of this Article VII shall apply to, and inure to the benefit of, and be binding on, each of the Administrative Agent and the Security Agent.

Section 7.02.         Administrative Agent's and Security Agent's Reliance, Etc. The Administrative Agent and the Security Agent shall not be deemed to have any fiduciary duties hereunder or under any Finance Document. Except as set forth in the preceding sentence, the duties and obligations of the Administrative Agent and the Security Agent are solely administrative in nature. None of the Administrative Agent, the Security Agent or any of its respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Finance Documents, except for its or their own gross negligence or willful misconduct. Without

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limitation of the generality of the foregoing, each of the Administrative Agent and the Security Agent: (a) may treat the Initial Lenders as the Lenders hereunder until the Administrative Agent receives and accepts one or more Assignments and Acceptances entered into by either such Initial Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07, and subsequently may treat as Lenders hereunder only those Persons who are either Initial Lenders or respecting whom the Administrative Agent has received and accepted an Assignment and Acceptance; (b) may consult with legal counsel (including counsel for any Loan Party), independent public accountants, the Insurance Advisor and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender or other Secured Party and shall not be responsible to any Lender or other Secured Party for any statements, warranties or representations (whether written or oral) made in or in connection with the Finance Documents; (d) shall not have any duty beyond the exercise of its reasonable opinion in determining whether any condition precedent to any Advance has been satisfied; (e) may use its reasonable discretion in disclosing communications (not constituting a notice hereunder or under any Finance Document) with and from any Loan Party in its capacity as Administrative Agent or Security Agent; (f) shall have no liability for delay (or related consequences in crediting any account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognized clearing or settlement system used by the Administrative Agent for that purpose; (g) shall have no obligation to carry out any "know your customer" inquiries on behalf of any Secured Party; (h) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Finance Document on the part of any Loan Party or the existence at any time of any Default under the Finance Documents or to inspect the property (including the books and records) of any Loan Party; (i) shall not be responsible to any Lender or any other Secured Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, content of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Finance Document or any other instrument or document furnished pursuant thereto; and (j) shall incur no liability under or in respect of any Finance Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy or email) believed by it to be genuine and signed or sent by the proper party or parties.

Section 7.03.         Affiliates of Administrative Agent and Security Agent. With respect to its Commitment, the Loan made by it and the Notes issued to it, if any, Nordea in its capacity as Lender shall have the same rights and powers under the Finance Documents as any other Lender and may exercise the same as though it were not the Administrative Agent or Security Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Nordea in its capacity as Lender in its individual capacity. So long as it is a Lender, Nordea in its capacity as Lender and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Affiliates and any Person that may do business with or own securities of any Loan Party or any such Affiliates, all as if Nordea were not the Administrative Agent or the Security Agent and without any duty to account therefor to the Lenders or any other Secured Party. Nordea shall not have any duty to disclose any information obtained or received by it or any of its Affiliates relating to any Loan Party to the extent such information was obtained or received in any capacity other than as the Administrative Agent or Security Agent.

Section 7.04.         Lender Credit Decision. Each Lender and each other Secured Party acknowledges that it has, independently and without reliance upon the Administrative Agent, the Security Agent or any other Lender and based on the financial statements referred to in Section 4.01(g) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and any other Finance Document to which it is a party. Each Lender and each

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other Secured Party also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Security Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement or any other Finance Document.

Section 7.05.         Indemnification. (a) Each Lender severally agrees to indemnify each of the Administrative Agent and the Security Agent, and each of their respective directors, officers, agents or employees (in each case, to the extent not promptly reimbursed by the Borrower) from and against such Lender's ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent or the Security Agent, and each of their respective directors, officers, agents or employees, in any way relating to or arising out of the Finance Documents or any action taken or omitted by Administrative Agent or the Security Agent, and each of their respective directors, officers, agents or employees, under any of the Finance Documents (collectively, the "Indemnified Costs"); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Administrative Agent's or Security Agent's, or their respective directors', officers', agents' or employees' gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent and the Security Agent, and each of their respective directors, officers, agents or employees, promptly upon demand for such Lender's ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that either of Administrative Agent or the Security Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.

(b)          If, subsequent to any payment by the Lenders to the Administrative Agent or the Security Agent, as the case may be, the Administrative Agent or the Security Agent, as the case may be, has been reimbursed by the Borrower or any third party, then (i) the Administrative Agent or the Security Agent, as the case may be, shall, within three Business Days, notify details of the reimbursement to the Lenders, and (ii) the Administrative Agent or the Security Agent, as the case may be, shall distribute proportionately the recovered amount to the Lenders.

Section 7.06.         Successor Administrative Agent and/or Security Agent. (a) The entity that acts as Administrative Agent need not always act as Security Agent under the Collateral Documents, but with the prior written consent of the Administrative Agent, and the Majority Lenders as described in Section 7.06(b), a Lender other than Nordea may be appointed as Security Agent.

(b) The Administrative Agent may resign as Administrative Agent and Security Agent at any time by giving written notice thereof to the Lenders and the Borrower; provided, however, that any removal of the Administrative Agent (in its capacities as Administrative Agent and Security Agent) will not be effective until it has also been replaced as Administrative Agent and Security Agent and released from all of its obligations in respect thereof. In addition, the Majority Lenders shall have the right to remove the Administrative Agent (in its capacities as Administrative Agent and Security Agent) for cause and to appoint a successor Administrative Agent and Security Agent in accordance with this Section 7.06. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Administrative Agent and Security Agent. If no successor Administrative Agent and Security Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent's/Security Agent's giving of notice of resignation or the Majority Lenders' removal of the retiring Administrative Agent and Security Agent, then the retiring

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Administrative Agent and Security Agent may, on behalf of the Lenders, appoint a successor Administrative Agent and Security Agent, which successor shall meet the standards to be an Eligible Assignee, have a combined capital and surplus of at least $500,000,000 and be reasonably acceptable to the Majority Lenders and the Borrower. Upon the acceptance of any appointment as Administrative Agent and Security Agent hereunder by a successor Administrative Agent and Security Agent, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Finance Documents, and such other instruments or notices, as may be necessary or desirable, or as the Majority Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Administrative Agent and Security Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent and Security Agent, respectively, and each of the retiring Administrative Agent and Security Agent shall be discharged from its duties and obligations under the Finance Documents. If within forty-five (45) days after written notice is given of the retiring Administrative Agent's/Security Agent's resignation or removal under this Section 7.06 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (a) the retiring Administrative Agent's and Security Agent's resignation or removal shall become effective, (b) each of the retiring Administrative Agent and Security Agent shall thereupon be discharged from its duties and obligations under the Finance Documents, and (c) the Majority Lenders shall thereafter perform all duties of each of the retiring Administrative Agent and the Security Agent under the Finance Documents until such time, if any, as the Majority Lenders appoint a successor Administrative Agent and Security Agent as provided above. After any retiring Administrative Agent's and Security Agent's resignation or removal hereunder as Administrative Agent and Security Agent shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent and Security Agent under this Agreement and the other Finance Documents.

Section 7.07.         No Consequential Damages, Etc. To the extent permitted by applicable law, each Secured Party agrees not to assert, and hereby waives, any claim against the Administrative Agent, the Security Agent or their respective directors, officers, agents or employees, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) or for lost profits or for non-availability of any general or specific indemnity intended to be provided by Sections 2.09, 2.10, 8.04 or otherwise, arising out of, in connection with, or as a result of, any Finance Document or the transactions contemplated by any thereof, any force majeure, or any event or act beyond the control of the Administrative Agent or the Security Agent.

Article VIII

MISCELLANEOUS

Section 8.01.         Amendments, Etc. (a) No amendment or waiver of any provision of any Finance Document, no consent to any departure by any Loan Party therefrom, and no discharge or termination shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The Administrative Agent shall not execute any amendment or waiver (except as specifically provided in Section 8.01(b) or (c)) or give any consent unless it shall have received the prior written consent of the Majority Lenders. Each Lender hereby agrees that in all situations set forth in this Agreement and the other Finance Documents in which the consent of the Administrative Agent may not be unreasonably withheld (or language with similar intent), each such Lender shall apply the same standard to the giving or withholding of its consent or instructions to the Administrative Agent.

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(b)          Notwithstanding the third sentence of Section 8.01(a), however, no amendment, waiver or consent, or discharge or termination, shall, unless in writing and signed by all the Lenders affected by such amendment, waiver or consent, or discharge or termination, do any of the following: (i) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (ii) reduce the principal of, or interest on, the Loan or any Notes or any fees or other amounts payable hereunder to the Lenders, (iii) postpone any date fixed for any payment of principal of, or interest (or Applicable Margin respecting interest) on, the Loan or any Notes or any fees or other amounts payable hereunder, (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loan or any Notes, or the number of Lenders, that in each case shall be required for the Lenders or any of them to take any action hereunder, (v) extend the Loan Advance Cut-Off Date, any Interest Payment Date, any Payment Date, or the Maturity Date, (vi) amend the definition of Majority Lenders, (vii) release any Collateral (except Collateral or the release of any Vessel Owning Subsidiary and the Equity Interests thereof in accordance with the terms of Section 5.02(e)(ii)) or accept any additional Collateral as contemplated by Section 2.08(b) or Section 5.04(c), (viii) amend Section 2.13 or Section 6.03 hereof, (ix) amend this Section 8.01, or (x) permit the assignment by the Borrower or any other Loan Party of its obligations under any Finance Document, provided, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent in its capacity as Administrative Agent or Security Agent under this Agreement or any Note or any other Finance Document.

(c)          Notwithstanding anything herein to the contrary, (i) the Administrative Agent may, with the consent of the Borrower, but without the consent of the Majority Lenders or any Lender, amend this Agreement or any other Finance Document in order to fix any immaterial errors contained herein or therein and (ii) the Security Agent may, with the consent of the Borrower but without the consent of the Majority Lenders or any Lender, enter into one or more amendments to the Ship Mortgages, if requested by the relevant Hedging Bank in order to secure (on a pari passu basis with other Swap Agreements) obligations, of any Loan Party under any Swap Agreement entered into after the initial recording date of a Ship Mortgage, as further provided in Section 1.22 of the Ship Mortgages.

(d)          (x) Upon the occurrence of any event giving rise to the operation of Section 2.02(b) or Section 2.09 with respect to any Lender which results in such Lender charging to the Borrower increased costs materially in excess of those being generally charged by the other Lenders, or (y) in the case of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations as provided in Section 8.01(b) which have been approved by the Majority Lenders, the Borrower shall have the right, if no Event of Default will exist immediately after giving effect to the respective replacement, to either replace such Lender (the "Replaced Lender") with one or more other Eligible Transferee or Eligible Transferees, none of whom are subject to being replaced under subclauses (x) or (y) above at the time of such replacement (collectively, the "Replacement Lender"), reasonably acceptable to the Administrative Agent, provided that:

(i)          at the time of any replacement pursuant to this Section 8.01(d) the Replacement Lender shall enter into one or more Assignment and Acceptance Agreements pursuant to Section 8.07(b) (and with all fees payable pursuant to said Section 8.07(a) paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans (if any) of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum (without duplication) of (x) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, Break Funding Costs (if any), and (y) an amount equal to all accrued, but unpaid, Commitment Fee owing to the Replaced Lender; and

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(ii)         all obligations of such Borrower due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon the execution of the respective Assignment and Acceptance Agreement, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to (i) the Replacement Lender of the appropriate Note or Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement which shall survive as to such Replaced Lender.

Section 8.02.         Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including email or facsimile) and sent by a prepaid nationally recognized overnight courier, e-mailed or facsimiled, or delivered:

if to the Borrower, at its address at:

165 Mason Street

Greenwich, CT 06830

Attention: Florence Ioannou, Email: management@diamondsshipping.com

Facsimile: + 1 203-413-2010

with copies to:

First Reserve Corporation

One Lafayette Place

Greenwich, CT 06830

Attention: Ed Bialas, Email: ebialas@firstreserve.com

Facsimile: + 1 203-625-8582

Seward & Kissel LLP

One Battery Park Plaza

New York, NY 10004

Attention: Lawrence Rutkowski, Email: rutkowski@sewkis.com

Facsimile: + 1 212 480 8421

if to any Loan Party,

c/o the Borrower at the aforementioned addresses;

if to any Initial Lender, at its Applicable Lending Office specified opposite its name on Schedule II hereto;

if to any other Lender, at its Applicable Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender;

if to the Administrative Agent (and the Security Agent), at its address at:

437 Madison Avenue
21st Floor
New York, NY 10022

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Attention: Head of Shipping, Offshore, and Oil Services
Facsimile: 1-212-421-4420;

or, as to the Borrower or Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed, be sent by a nationally recognized overnight courier, or e-mailed or facsimiled, and be effective when deposited in the mails, delivered to such courier, or e-mailed or facsimiled, respectively, except that notices and communications to the Administrative Agent pursuant to Articles II, III or VIII shall not be effective until received by the Administrative Agent, as the case may be. Delivery by electronic mail or facsimile of an executed counterpart of any amendment or waiver of any provision of this Agreement or any other Finance Document or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof. All notices and communications given under this Agreement unless submitted in the English language, shall be accompanied by one English translation for each copy of the foregoing so submitted; provided, that the English version of all such notices, communications, evidences and other documents shall govern in the event of any conflict with the non-English version thereof.

The Loan Parties agree that the Administrative Agent may make any communication available to the Secured Parties by posting the communications on Intralinks, Fixed Income Direct or a substantially similar electronic transmission systems (the "Platform"). The Loan Parties acknowledge that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.

THE PLATFORM IS PROVIDED "AS IS" AND "AS AVAILABLE". THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF ANY COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN ANY COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH ANY COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, THE SECURITY AGENT, OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THE RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES OF THE ADMINISTRATIVE AGENT, THE SECURITY AGENT, OR THEIR RESPECTIVE AFFILIATES (COLLECTIVELY, "AGENT PARTIES") HAVE ANY LIABILITY TO ANY LENDER, ANY OTHER SECURED PARTY, ANY LOAN PARTY OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, including direct or indirect, special, incidental or consequential damages, losses or expenses (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE TRANSMISSION BY ANY LOAN PARTY, ANY OF THE AGENT PARTIES, ANY OTHER SECURED PARTY, OR ANY OTHER PERSON OF ANY COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF AN AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Each Lender agrees that notice to it (as provided in the next sentence) specifying that any communications have been posted to the Platform shall constitute effective delivery of such

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communications to such Lender for purposes of the Finance Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender's email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

Section 8.03.         No Waiver; Remedies, Entire Agreement. (a) No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any other Finance Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

(b)          This Agreement and the other Finance Documents constitute the entire agreement of the parties with respect hereto and supersede any prior agreements entered into among the parties.

Section 8.04.         Costs and Expenses. (a) The Borrower agrees to pay on demand (i) all costs and expenses of the Administrative Agent, the Security Agent, the Mandated Lead Arrangers and the Bookrunners in connection with the preparation, execution, delivery, administration, modification and amendment of, or any consent or waiver under, the Finance Documents and any commitment letter relating thereto (including, without limitation, (A) all due diligence, collateral review, syndication (including costs and expenses related to printing, distribution and bank meetings), transportation, computer, duplication, appraisal, audit, insurance, consultant, independent insurance advisor fee, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel for the Administrative Agent with respect thereto (including but not limited to, local counsel), with respect to advising the Administrative Agent or the Security Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Finance Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party arising out of any Default or Event of Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors' rights generally and any proceeding ancillary thereto and (ii) all costs and expenses of Administrative Agent, the Security Agent and each other Secured Party in connection with the appointment of a successor Administrative Agent or Security Agent in accordance with Section 7.06 hereof or the enforcement of the Finance Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent and each other Secured Party with respect thereto).

(b)          The Borrower agrees to indemnify, defend and save and hold harmless the Administrative Agent, the Security Agent, each Lender and each other Secured Party and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facility or the Loan, the actual or proposed use of the proceeds of any of the Advances, the Finance Documents or any of the transactions contemplated thereby or (ii) the actual or alleged presence of Materials of Environmental Concern on any property of any Loan Party or for which any Loan Party is responsible or any Environmental Claim relating in any way to any Loan Party or for which any Loan Party is responsible, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b)

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applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto. The Borrower also agrees and will ensure that neither it nor any other Loan Party, or any Affiliate of any thereof, will assert any claim against the Administrative Agent, the Security Agent, any Lender, any other Secured Party or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facility or the Loan, the actual or proposed use of any of the proceeds of the Advances, the Finance Documents or any of the transactions contemplated by the Finance Documents.

(c)          If any payment of principal of any part of the Loan or in respect of any Finance Document is made by the Borrower or any other Loan Party to or for the account of the Administrative Agent or a Lender other than on the last day of the then outstanding Interest Period relating to such Amount, as a result of a payment, acceleration of the maturity of the Loan or in respect of any Finance Document pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Loan or in respect of any Finance Document upon an assignment of rights and obligations under this Agreement pursuant to Section 8.07 as a result of a demand by the Borrower pursuant to Section 8.07(a), or if the Borrower fails to make any payment or prepayment of the Loan or in respect of any Finance Document for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.07, 2.08 or 6.01 or otherwise, the Borrower shall, upon demand by the Administrative Agent or such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of the Administrative Agent or such Lender, as the case may be, any amounts ("Break Funding Costs") required to compensate the Administrative Agent or such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or such failure to pay or prepay, as the case may be, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Administrative Agent or any Lender to fund or maintain such Loan or portion thereof.

(d)          If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Finance Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender, in its sole discretion and shall be subject to reimbursement by the Borrower under Section 8.04(a) and (b) hereof.

(e)          Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Finance Document, the agreements and obligations of the Borrower contained in Sections 2.09, 2.10 and 2.12 and this Section 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Finance Documents.

Section 8.05.         Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Loan due and payable pursuant to the provisions of Section 6.01 or otherwise with the consent of the Majority Lenders, the Administrative Agent and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held (including, but not limited to, the Earnings Accounts) and other indebtedness at any time owing by the Administrative Agent, such Lender or such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the Obligations of the Borrower or other Loan Party now or hereafter existing under the Finance

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Documents, irrespective of whether the Administrative Agent or such Lender shall have made any demand under this Agreement and although such Obligations may be unmatured. The Administrative Agent and each Lender agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Administrative Agent, such Lender and their respective Affiliates may have.

Section 8.06.         Binding Effect; Assignment by Borrower. (a) This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and the Administrative Agent shall have been notified by each Initial Lender that such Initial Lender has executed it, and thereafter this Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns.

(b)          Neither the Borrower nor any other Loan Party shall have the right to assign its rights hereunder or any interest herein or in or under any other Finance Document without the prior written consent of the Administrative Agent.

Section 8.07.         Assignments and Participations. (a) Each Lender may and, if demanded by the Borrower in accordance with the terms of Section 8.01(d), upon at least 5 Business Days' notice to such Lender and the Administrative Agent, will, assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the amount of the Loan owing to it and any Note or Notes held by it); provided, however, that (i) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender's rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (ii) each such assignment shall be to an Eligible Assignee, (iii) each such assignment made as a result of a demand by the Borrower pursuant to Section 8.01(d) shall be arranged by the Borrower after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to Section 8.01(d) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the amount of the Loan owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount, Break Funding Costs (if any), and all other amounts then due and payable to such Lender under this Agreement, (vi) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $3500, provided, that for any assignment to an Affiliate of an Initial Lender, the recordation fee shall be $1000, (vii) the Administrative Agent shall have given its consent to such assignment, and (viii) so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall have given its consent to such assignment (which consent shall not be unreasonably withheld or delayed). Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and

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be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b)          By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Finance Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Finance Documents or any other instrument or document furnished pursuant thereto; (ii) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its respective obligations under the Finance Documents or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Sections 4.01(g) and 5.01(h) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes Administrative Agent and the Security Agent to take such action on its behalf and to exercise such powers and discretion under the Finance Documents as are delegated to Administrative Agent and the Security Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c)          The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Loan owing to, each Lender, and payments of interest, principal, and other amounts paid by a Loan Party, from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower and the other Loan Parties, the Administrative Agent, the Security Agent, and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement and the other Finance Documents. The Register shall be available for inspection by the Borrower, and the other Loan Parties, Administrative Agent, the Security Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)          Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, and fulfillment of any other requirements of Section 8.07(a) and delivery of any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice (or, if later, the effective date of the transfer), the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note, if any, a new Note to the order of such Eligible Assignee in an amount equal to the portion of the Loan assigned to it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a portion of the Loan, if requested by the assignment Lender, hereunder, a new Note to the order of the assigning Lender in an amount equal to the portion of the Loan retained by it

69 Senior Secured Credit Facility

hereunder. Such new Note or Notes, if any, shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.

(e)          Each Lender may sell participations to one or more banks or other entities (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the portion of the Loan owing to it and the Note or Notes held by it); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Finance Documents and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Finance Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loan or any fees or other amounts payable hereunder (to the extent such participant would be entitled to share therein), in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Loan or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

(f)          Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower or any other Loan Party furnished to such Lender by or on behalf of the Borrower or any other Loan Party; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information relating to the Borrower or any other Loan Party received by it from such Lender.

(g)          Notwithstanding any other provision set forth in this Agreement, any Lender may at any time, without the consent of the Borrower or any other Loan Party or the Administrative Agent, create a security interest in all or any portion of its rights under this Agreement and the other Finance Documents (including, without limitation, the portion of the Loan owing to it and the Note held by it) in favor of any United States Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the United States Federal Reserve System.

(h)          Notwithstanding any other provision set forth in this Agreement, any Lender may, without the consent of but with notice to the Borrower and the Administrative Agent, assign all or portion of its rights and obligations under this Agreement and the other Finance Documents (including, without limitation, all or a portion of its Commitment, the portion of the Loan owing to it and the Note or Notes held by it) to any of its Affiliates. The provisions for assignment set forth in Section 8.07(a)(vii) shall apply to any such assignment to an Affiliate of a Lender under this Section 8.07(h)

Section 8.08.         Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery by electronic mail or facsimile of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

Section 8.09.         Confidentiality. Neither the Administrative Agent nor any Lender shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to

70 Senior Secured Credit Facility

Administrative Agent's or such Lender's Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective Eligible Assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any similar organization or quasi-regulatory authority) regulating such Lender, (d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from such Lender, (e) in connection with any litigation or proceeding to which Administrative Agent or such Lender or any of its Affiliates may be a party or (f) in connection with the exercise of any right or remedy under this Agreement or any other Finance Document.

Section 8.10.         Release of Collateral. Upon the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party (including, without limitation, as a result of the sale, in accordance with the terms of the Finance Documents, of the Loan Party that owns such Collateral) in accordance with the terms of the Finance Documents, the Administrative Agent will, at the Borrower's expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request and prepare to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Finance Documents.

Section 8.11.         Patriot Act Notification. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA `Patriot Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)) (the "Patriot Act") or other similar laws, it is or may be required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act or other similar laws. The Borrower shall, and shall cause each other Loan Party to, provide such information and take such actions as are reasonably requested by the Administrative Agent or any Lenders in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act or such other similar laws.

Section 8.12.         JURISDICTION, ETC. (a) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA, IN EACH CASE SITTING IN NEW YORK COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER FINANCE DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH SUIT, ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY SUIT, ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER FINANCE DOCUMENTS IN THE COURTS OF ANY JURISDICTION.

(b)          EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND

71 Senior Secured Credit Facility

EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER FINANCE DOCUMENTS TO WHICH IT IS A PARTY IN ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK COUNTY. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 8.13.         GOVERNING LAW. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICTS OF LAW RULES.

Section 8.14.         WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE FINANCE DOCUMENTS, THE LOAN OR THE ACTIONS OF THE ADMINISTRATIVE AGENT, THE SECURITY AGENT, OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Section 8.15.         Process Agent. The Borrower irrevocably appoints Seward & Kissel LLP (with its current address at One Battery Park Plaza, New York, NY 10004) Att: Lawrence Rutkowski, as its authorized agent (the "Process Agent") on which any and all legal process may be served in any action, suit or proceeding brought in any New York State Court or federal court of the United States of America, in each case sitting in New York County. The Borrower agrees that service of process in respect of it upon the Process Agent, together with written notice of such service given to it in the manner provided for notices in Section 8.02, shall be deemed to be effective service of process upon it in any such action, suit or proceeding. The Borrower agrees that the failure of the Process Agent to give notice to it of any such service shall not impair or affect the validity of such service or any judgment rendered in any such action, suit or proceeding based thereon. If for any reason the Process Agent named above shall cease to be available to act as such, the Borrower agrees to irrevocably appoint a replacement process agent in New York County, as its authorized agent for service of process, on the terms and for the purposes specified in this Section 8.15. Nothing in this Agreement or any other Finance Document will affect the right of any party hereto to serve process in any other manner permitted by applicable law or to obtain jurisdiction over any party or bring actions, suits or proceedings against any party in such other jurisdictions, and in such manner, as may be permitted by applicable law.

Section 8.16.         Judgment Currency. The Borrower hereby agrees that: (a) if, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in Dollars into another currency, the Borrower agrees, to the fullest extent permitted by applicable Law, that the rate of exchange used shall be that at which in accordance with normal banking or administration procedures, the Administrative Agent could purchase Dollars with such other currency on the Business Day preceding that on which final judgment is given, (b) the obligation of the Borrower in respect of any sum due from it to any Secured Party shall, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent that on the Business Day following receipt by such Secured Party of any sum adjudged to be so due in such other currency, such Secured Party may in accordance with normal banking procedures, purchase Dollars with such other currency.  In the event that the Dollars so purchased are less than the sum originally due to such Secured Party in Dollars, the Borrower, as a separate obligation and notwithstanding any such judgment, hereby indemnifies and holds harmless such Secured Party against such loss, and if the Dollars so purchased exceed the sum originally due to such Secured Party, such Secured Party shall remit to the Borrower such excess.

72 Senior Secured Credit Facility

Section 8.17.         Partial Invalidity. If any term or provision of this Agreement or its application to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

73 Senior Secured Credit Facility

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized signatories thereunto duly authorized, as of the date first above written.

DSS VESSEL II LLC, as Borrower

By:	/s/ Florence Ioannou
Name: Florence Ioannou
Title: CFO

NORDEA BANK FINLAND PLC, NEW YORK BRANCH, as Administrative Agent, Security Agent, Initial Lender, a Mandated Lead Arranger and a Bookrunner

By:	/s/ Lynn H. Sauro
Name: Lynn H. Sauro
Title: Assistant Vice President

By:	/s/ Martin Lunder
Name: Martin Lunder
Title: Senior Vice President

DnB NOR BANK ASA, as Initial Lender and a Mandated Lead Arranger

By:	/s/ Giacoma Landi
Name: Giacoma Landi
Title: Senior Vice President

By:	/s/ Cathleen Buckley
Name: Cathleen Buckley
Title: Senior Vice President

DnB NOR MARKETS INC, as a Bookrunner

By:	/s/ T.S. Jadick, Jr.
Name: T.S. Jadick, Jr.
Title: Managing Director/CEO

Senior Secured Credit Facility

SCHEDULE I

COMMITMENTS

Initial Lender	Total Commitment	Percentage

Nordea Bank Finland plc, New York Branch	$359,631,147.50	50%

DnB NOR Bank ASA	359,631,147.50	50%

	$719,262,295.00	100%

1 Senior Secured Credit Facility	[Schedules]

SCHEDULE II

APPLICABLE LENDING OFFICES

Initial Lender	Address of Lending Office
Nordea Bank Finland plc, New York Branch	437 Madison Avenue 21st Floor New York, NY 10022 Att: Head of Shipping, Offshore & Oil Services Facsimile: 212-421-4420
DnB NOR Bank ASA	200 Park Avenue 31st Floor New York, NY 10166-0396 Att: Cathleen Buckley Facsimile: 212-681-3900

2 Senior Secured Credit Facility	[Schedules]

SCHEDULE IIIA

VESSEL OWNING SUBSIDIARIES AND COLLATERAL VESSELS

Vessel Owner	Jurisdiction of Formation	Vessel Name	Flag	Contract Price	Maximum Sum

Heroic Gaea Inc.	Liberia	Atlantic Frontier	Hong Kong	$39,000,000	$23,975,409.84
Heroic Uranus Inc.	Liberia	Atlantic Gemini	Hong Kong	$39,000,000	$23,975,409.84
Heroic Hera Inc.	Liberia	Atlantic Grace	Hong Kong	$39,000,000	$23,975,409.84
Heroic Hercules Inc.	Liberia	Atlantic Star	Hong Kong	$39,000,000	$23,975,409.84
Heroic Aquarius Inc.	Liberia	Atlantic Aquarius	Hong Kong	$39,000,000	$23,975,409.84
Heroic Leo Inc.	Liberia	Atlantic Leo	Hong Kong	$39,000,000	$23,975,409.84
Heroic Libra Inc.	Liberia	Atlantic Lily	Hong Kong	$39,000,000	$23,975,409.84
Heroic Pisces Inc.	Liberia	Atlantic Olive	Hong Kong	$39,000,000	$23,975,409.84
Heroic Sagittarius Inc.	Liberia	Atlantic Rose	Hong Kong	$39,000,000	$23,975,409.84
Heroic Scorpio Inc.	Liberia	Atlantic Titan	Hong Kong	$39,000,000	$23,975,409.84
Heroic Andromeda Inc.	Liberia	High Jupiter	Hong Kong	$39,000,000	$23,975,409.84
Heroic Virgo Inc.	Liberia	High Mars	Hong Kong	$39,000,000	$23,975,409.84
Heroic Pegasus Inc.	Liberia	High Mercury	Hong Kong	$39,000,000	$23,975,409.84
Heroic Rhea Inc.	Liberia	High Saturn	Hong Kong	$39,000,000	$23,975,409.84
Heroic Avenir Inc.	Liberia	Alpine Madeleine	Hong Kong	$39,000,000	$23,975,409.84
Heroic Bootes Inc.	Liberia	Alpine Magic	Hong Kong	$39,000,000	$23,975,409.84
Heroic Serena Inc.	Liberia	Alpine Mathilde	Hong Kong	$39,000,000	$23,975,409.84
Heroic Corona Borealis Inc.	Liberia	Alpine Maya	Hong Kong	$39,000,000	$23,975,409.84
Heroic Equuleus Inc.	Liberia	Alpine Melina	Hong Kong	$39,000,000	$23,975,409.84
White Hydrangea Shipping S.A.	Panama	Alpine Mia	Hong Kong	$39,000,000	$23,975,409.84
White Holly Shipping S.A.	Panama	Alpine Minute	Hong Kong	$39,000,000	$23,975,409.84
White Boxwood Shipping S.A.	Panama	Alpine Moment	Hong Kong	$39,000,000	$23,975,409.84
Heroic Perseus Inc.	Liberia	Alpine Mystery	Hong Kong	$39,000,000	$23,975,409.84
Heroic Octans Inc.	Liberia	Atlantic Mirage	Hong Kong	$39,000,000	$23,975,409.84
Heroic Hydra Inc.	Liberia	Atlantic Muse	Hong Kong	$39,000,000	$23,975,409.84
Heroic Lyra Inc.	Liberia	Atlantic Pisces	Hong Kong	$39,000,000	$23,975,409.84
Heroic Hologium Inc.	Liberia	Atlantic Polaris	Hong Kong	$39,000,000	$23,975,409.84
Heroic Scutum Inc.	Liberia	Adriatic Wave	Hong Kong	$39,000,000	$23,975,409.84
Heroic Tucana Inc.	Liberia	Aegean Wave	Hong Kong	$39,000,000	$23,975,409.84
Heroic Auriga Inc.	Liberia	Pacific Jewel	Hong Kong	$39,000,000	$23,975,409.84

				$2,340,000,000.00	$1,438,524,590.40

3 Senior Secured Credit Facility	[Schedules]

SCHEDULE IIIB

CHARTER CONTRACTS1

#	Name	T/C Delivery Date	T/C Date[2]	T/C Charterer	T/C Guarantor	T/C Expiry	T/C Rate		Note

1	Atlantic Frontier	2007-12-17	2006-05-22	A.P. Moller	N/A	2012-12-15	$18,000		(A)
2	Atlantic Gemini	2008-01-11	2006-05-22	A.P. Moller	N/A	2013-01-09	$18,000		(A)
3	Atlantic Grace	2011-02-12	2011-01-31	OSG	OSG	2014-02-11	$13,250		(A)
4	Atlantic Star	2011-03-17	2001-01-31	OSG	OSG	2014-03-16	$13,250		(A)
5	Atlantic Aquarius	2008-05-02	2006-02-06	OSG	OSG	2015-05-01	$15,800		(C)
6	Atlantic Leo	2008-06-05	2006-02-06	OSG	OSG	2015-06-04	$15,800		(C)
7	Atlantic Lily	2008-08-01	2005-11-15	A.P. Moller	N/A	2015-07-31	$15,900		(C)
8	Atlantic Olive	2008-08-14	2005-11-15	A.P. Moller	N/A	2015-08-13	$15,900		(C)
9	Atlantic Rose	2008-09-12	2005-11-15	A.P. Moller	N/A	2015-09-11	$15,900		(C)
10	Atlantic Titan	2008-11-11	2005-11-15	A.P. Moller	N/A	2015-11-11	$15,900		(C)
11	High Jupiter	2008-10-15	2005-11-04	d'Amico	N/A	2015-10-14	$16,000		(B)
12	High Mars	2008-04-25	2005-11-04	d'Amico	N/A	2015-04-24	$16,000		(B)
13	High Mercury	2008-07-18	2005-11-04	d'Amico	N/A	2015-07-17	$16,000		(B)
14	High Saturn	2008-04-11	2005-11-04	d'Amico	N/A	2015-04-10	$16,000		(B)
15	Alpine Madeleine	2008-07-11	2006-01-16	Glencore	Glencore	2015-07-10	$16,210		(C)
16	Alpine Magic	2009-09-25	2008-02-06	Glencore	Glencore	2016-09-23	$17,400	[3]	(C)
17	Alpine Mathilde	2008-04-02	2006-01-16	Glencore	Glencore	2015-04-01	$16,210		(C)
18	Alpine Maya	2010-03-18	2006-04-06	Glencore	Glencore	2017-03-16	$16,250		(C)
19	Alpine Melina	2010-03-24	2006-04-06	Glencore	Glencore	2017-03-16	$16,250		(C)
20	Alpine Mia	2008-12-04	2006-05-31	Glencore	Glencore	2015-12-03	$16,300		(C)
21	Alpine Minute	2009-03-13	2008-02-06	Glencore	Glencore	2016-03-11	$17,400	[3]	(C)
22	Alpine Moment	2009-01-30	2008-02-06	Glencore	Glencore	2016-01-29	$17,400	[3]	(C)
23	Alpine Mystery	2009-09-15	2008-02-06	Glencore	Glencore	2016-09-13	$17,400	[3]	(C)
24	Atlantic Mirage	2009-07-21	2006-06-26	Hyundai Merchant Marine Co., Ltd.	N/A	2019-07-19	$16,350		(C)
25	Atlantic Muse	2009-02-26	2006-06-26	Hyundai Merchant Marine Co., Ltd.	N/A	2019-02-24	$16,350		(C)
26	Atlantic Pisces	2009-07-20	2006-04-28	OSG	OSG	2019-07-18	$16,350		(C)
27	Atlantic Polaris	2009-03-16	2006-04-28	OSG	OSG	2019-03-14	$16,350		(C)
28	Adriatic Wave	2010-04-05	2010-02-26	OSG	OSG	2018-04-03	$15,750		(C)
29	Aegean Wave	2010-04-30	2010-02-26	OSG	OSG	2018-04-28	$15,750		(C)
30	Pacific Jewel	2009-07-14	2006-06-26	Hyundai Merchant Marine Co., Ltd.	N/A	2019-07-12	$16,350		(C)

(A) No profit split
(B) 40% profit split on earnings in excess of the T/C Rate
(C) 50% profit split on earnings in excess of the T/C Rate

[1]	All Charter Contracts are on the Shell Time 4 Form.

[2]	As amended through the date hereof.

[3]	T/C Rate decreased from $18,900 as per advice from DSS; no written addendum available until Closing Date; rate reduction effective beginning December 15, 2010 for a period of 24 months; rate is to be restored to $18,900 effective December 15, 2012 for the remainder of the Charter period.

4 Senior Secured Credit Facility	[Schedules]

SCHEDULE III C

COLLATERAL VESSELS - DATE OF BUILD AND BUILDER

Vessel	Date of Build	Builder

Atlantic Frontier	2007	Hyundai Mipo
Atlantic Gemini	2008	Hyundai Mipo
Atlantic Grace	2008	Hyundai Mipo
Atlantic Star	2008	Hyundai Mipo
Atlantic Aquarius	2008	Hyundai Mipo
Atlantic Leo	2008	Hyundai Mipo
Atlantic Lily	2008	Hyundai Mipo
Atlantic Olive	2008	Hyundai Mipo
Atlantic Rose	2008	Hyundai Mipo
Atlantic Titan	2008	Hyundai Mipo
High Jupiter	2008	STX Shipbuild
High Mars	2008	STX Shipbuild
High Mercury	2008	STX Shipbuild
High Saturn	2008	STX Shipbuild
Alpine Madeleine	2008	Hyundai Mipo
Alpine Magic	2008	Hyundai Mipo
Alpine Mathilde	2008	Hyundai Mipo
Alpine Maya	2010	STX Shipbuild
Alpine Melina	2010	STX Shipbuild
Alpine Mia	2008	Hyundai Mipo
Alpine Minute	2009	Hyundai Mipo
Alpine Moment	2009	Hyundai Mipo
Alpine Mystery	2009	Hyundai Mipo
Atlantic Mirage	2009	STX Shipbuild
Atlantic Muse	2009	STX Shipbuild
Atlantic Pisces	2009	Hyundai Mipo
Atlantic Polaris	2009	Hyundai Mipo
Adriatic Wave	2009	STX Shipbuild
Aegean Wave	2009	STX Shipbuild
Pacific Jewel	2009	Iwagi Zosen

5 Senior Secured Credit Facility	[Schedules]

SCHEDULE IV

TECHNICAL MANAGERS AND TECHNICAL MANAGEMENT AGREEMENTS;
COMMERCIAL MANAGERS AND COMMERCIAL MANAGEMENT AGREEMENTS

Technical Management Agreements1

#	Name	Agreement Date	Owner	Manager

1	Atlantic Frontier	2009-05-08	Heroic Gaea Inc.	Anglo-Eastern Ship Management Limited
2	Atlantic Gemini	2009-05-08	Heroic Uranus Inc.	Anglo-Eastern Ship Management Limited
3	Atlantic Grace	2008-02-19	Heroic Hera Inc.	Anglo-Eastern Ship Management Limited
4	Atlantic Star	2008-02-19	Heroic Hercules Inc.	Anglo-Eastern Ship Management Limited
5	Atlantic Aquarius	2010-03-05	Heroic Aquarius Inc.	Executive Shipping Services (H.K.) Limited
6	Atlantic Leo	2010-03-05	Heroic Leo Inc.	Executive Shipping Services (H.K.) Limited
7	Atlantic Lily	2008-06-19	Heroic Libra Inc.	Anglo-Eastern Ship Management Limited
8	Atlantic Olive	2008-06-19	Heroic Pisces Inc.	Anglo-Eastern Ship Management Limited
9	Atlantic Rose	2008-07-17	Heroic Sagittarius Inc.	Anglo-Eastern Ship Management Limited
10	Atlantic Titan	2008-10-21	Heroic Scorpio Inc.	Anglo-Eastern Ship Management Limited
11	High Jupiter	2008-07-21	Heroic Andromeda Inc.	Executive Shipping Services (H.K.) Limited
12	High Mars	2008-04-01	Heroic Virgo Inc.	Bernhard Schulte Shipmanagement (L) Limited
13	High Mercury	2008-06-16	Heroic Pegasus Inc.	Bernhard Schulte Shipmanagement (L) Limited
14	High Saturn	2008-03-01	Heroic Rhea Inc.	Bernhard Schulte Shipmanagement (L) Limited
15	Alpine Madeleine	2008-06-16	Heroic Avenir Inc.	Bernhard Schulte Shipmanagement (L) Limited
16	Alpine Magic	2009-08-18	Heroic Bootes Inc.	Fleet Ship Management Inc.
17	Alpine Mathilde	2008-03-01	Heroic Serena Inc.	Bernhard Schulte Shipmanagement (L) Limited
18	Alpine Maya	2010-01-09	Heroic Corona Borealis Inc.	Univan Maritime (H.K.) Ltd.
19	Alpine Melina	2010-01-09	Heroic Equuleus Inc.	Univan Maritime (H.K) Ltd.
20	Alpine Mia	2008-10-08	White Hydrangea Shipping S.A.	Executive Shipping Services (H.K.) Limited
21	Alpine Minute	2009-01-18	White Holly Shipping S.A.	Fleet Ship Management Inc.
22	Alpine Moment	2008-12-01	White Boxwood Shipping S.A.	Executive Shipping Services (H.K.) Limited
23	Alpine Mystery	2009-06-30	Heroic Perseus Inc.	Executive Shipping Services (H.K.) Limited
24	Atlantic Mirage	2009-06-08	Heroic Octans Inc.	Fleet Ship Management Inc.
25	Atlantic Muse	2009-01-08	Heroic Hydra Inc.	Fleet Ship Management Inc.
26	Atlantic Pisces	2009-05-09	Heroic Lyra Inc.	Belindtha Marine Limited
27	Atlantic Polaris	2008-12-01	Heroic Hologium Inc.	Belindtha Marine Limited
28	Adriatic Wave	2009-05-06	Heroic Scutum Inc.	Executive Shipping Services (H.K.) Limited
29	Aegean Wave	2009-05-06	Heroic Tucana Inc.	Executive Shipping Services (H.K.) Limited
30	Pacific Jewel	2008-10-28	Heroic Auriga Inc.	Fleet Ship Management Inc.

Commercial Management Agreements

None

[1]	Each of the Management Agreements includes technical management in its scope of services and excludes commercial management.

6 Senior Secured Credit Facility	[Schedules]

SCHEDULE VA

LOAN PARTIES; SUBSIDIARIES; OTHER AFFILIATES

Borrower

DSS Vessel II LLC

Parent Guarantor

Diamond S Shipping III LLC

Vessel Owning Subsidiaries

See Schedule IIIA

Other Affiliates1

Diamond S Management LLC

1 Identify relationship to Loan Parties (if any)

7 Senior Secured Credit Facility	[Schedules]

SCHEDULE VB

ORGANIZATION CHART

Current DSS Structure

8 Senior Secured Credit Facility	[Schedules]

SCHEDULE VI

EXISTING INDEBTEDNESS; GUARANTY OBLIGATIONS; DISCLOSED LIENS

Advances from FRC:

DSS Holdings LLC

Capital Contributions Pre-Closing

As of June 30, 2011:	FRC XII	FRC - Vehicle	Pecos	Total

Total FRC Advances	$31,054,991	$557,486	$-	$31,612,477

9 Senior Secured Credit Facility	[Schedules]

SCHEDULE VII

DISCLOSED LITIGATION

None

10 Senior Secured Credit Facility	[Schedules]

SCHEDULE VIII

CERTAIN ENVIRONMENTAL MATTERS

None

11 Senior Secured Credit Facility	[Schedules]